                                   SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934 (Amendment No.              )

Filed by the Registrant    X
                          ---
Filed by a Party other than the Registrant
                                             ---

Check the appropriate box:

     Preliminary Proxy Statement
- - ---

     Confidential, for Use of the Commission Only
     (as permitted by Rule 14a-6(e)(2))
- - ---

 X   Definitive Proxy Statement
- - ---

     Definitive Additional Materials
- - ---

     Soliciting Material Pursuant to s.240.14a-11(c) or s.240.14a-12
- - ---
                                 WISCONSIN ENERGY CORPORATION
                       (Name of Registrant as Specified In Its Charter)

             (Name of Person(s) Filing Proxy Statement,if other than
Registrant)

Payment of Filing Fee (Check the appropriate box):

 X   $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
- - ---  Item 22(a)(2) of Schedule 14A.

     $500 per each party to the controversy pursuant to
- - ---  Exchange Act Rule 14a-6(i)(3).

     Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
- - ---

     (1)  Title of each class of securities to which transaction applies:

          --------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

          --------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: (Set forth the amount on which the filing fee is calculated and state how it was determined.)

          --------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

          --------------------------------------------------------------------

     (5)  Total fee paid:

          --------------------------------------------------------------------

      Fee paid previously with preliminary materials.
 ---

 --- Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.


      (1)  Amount Previously Paid:

           -----------------------------------------------------------

      (2)  Form, Schedule or Registration Statement No.:

           -----------------------------------------------------------

      (3)  Filing Party:

           -----------------------------------------------------------

      (4)  Date Filed:

           -----------------------------------------------------------

Wisconsin Energy Corporation                           Richard A. Abdoo
231 West Michigan                                      Chairman of the Board,
P.O. Box 2949                                          President and
Milwaukee, WI  53201                                   Chief Executive Officer


April 3, 1996

Dear Wisconsin Energy Corporation Stockholder:

You are cordially invited to attend the 1996 Annual Meeting of Stockholders on WEDNESDAY, MAY 22, 1996, at 1:30 P.M., at the BRADLEY CENTER, 1001 North Fourth Street, in downtown Milwaukee, Wisconsin. Free parking will be available.

The meeting gives us an opportunity to celebrate Wisconsin Electric's centennial--100 years of service to our customers and to you, our stockholders. We will also vote on the proposals described in the accompanying Notice and Proxy Statement and report on the business and affairs of WEC and our expectations for the future.

The proxy card attached below lists all the matters that need your vote. PLEASE SIGN AND PROMPTLY RETURN THIS CARD IN THE POSTAGE-PAID ENVELOPE PROVIDED SO THAT IT WILL BE RECEIVED BY MAY 15, 1996. You may cancel your proxy before the meeting and vote in person if you wish. The proxy card also provides a separate box for you to indicate if you plan to attend the Annual Meeting. Place a mark in this box ONLY if you plan on attending the meeting.

The proxy statement is a bit different this year. In an effort to conserve costs while still providing you with accurate and timely information about your company, detailed financial information that normally appeared in the Annual Report is presented to you in the form of an appendix to the proxy statement. For your convenience, the enclosed Summary Annual Report contains condensed financial information. The proxy statement also focuses on the Board's corporate governance practices.

I appreciate your continued interest in WEC and hope to see you at the meeting. If you have any questions about the Annual Meeting, please call our toll-free Stockholder Hotline at 1-800-558-9663.


Sincerely,


/s/Richard A. Abdoo
- - -------------------
Richard A. Abdoo

                          PLEASE DETACH PROXY CARD HERE
- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
          Please mark your
  [X]     votes as in this
          example.

 ---------------------------------------------------------------
 The Board of Directors recommends a vote FOR Proposals 1 and 2.
 ---------------------------------------------------------------

 1.  Elect Richard A. Abdoo
     and John F. Ahearne
     as Directors:

        FOR        WITHHELD
        ALL        FROM ALL

       [  ]          [  ]


 --------------------------------------------------------
 For, except vote withheld from the above nominee(s):



 2.  Ratify appointment of Auditors

       FOR     AGAINST    ABSTAIN
       [  ]     [  ]       [  ]



WHERE NO VOTING INSTRUCTIONS ARE GIVEN, THE SHARES REPRESENTED
BY THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.


Please sign exactly as name(s) appears hereon. Joint owners should each sign personally. When signing as executor, administrator, corporation officer, attorney, agent, trustee, guardian or in other representative capacity, please state your full title as such.

                                                             SEE REVERSE
                                                                SIDE


Signature:________________________________________ Date: _________________

Signature:________________________________________ Date:__________________
                   (If Held Jointly)




 I PLAN TO ATTEND MEETING

 If you check this box to the right
 an admission card will be sent to you.    [  ]

                         WISCONSIN ENERGY CORPORATION

         PROXY/VOTING INSTRUCTIONS FOR ANNUAL MEETING OF STOCKHOLDERS

                                 May 22, 1996

- - ------------------------------------------------------------------------------


     THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR USE AT THE
ANNUAL MEETING OF STOCKHOLDERS ON MAY 22, 1996.  Your shares of stock will be voted as you specify below.  IF NO CHOICE IS SPECIFIED, YOUR
PROXY WILL BE VOTED "FOR" PROPOSALS 1 AND 2.                                 P
                                                                             R
     By signing this PROXY, you revoke all prior proxies and appoint         O
Richard A. Abdoo and Ann Marie Brady, or any of them, as proxies, with       X
the power to appoint substitutes, to vote your shares on the matters         Y
shown below and on any other matters which may come before the Annual
Meeting of Stockholders and all adjournments of the Meeting.

     1.  Elect Richard A. Abdoo and John F. Ahearne as Directors;

     2. Ratify appointment of PRICE WATERHOUSE LLP as Independent Public Accountant;

all as described in the Notice and Proxy Statement relating to the Annual Meeting, receipt of which is hereby acknowledged.

If you hold shares in Wisconsin Energy Corporation's Stock Plus Investment Plan or Wisconsin Electric Power Company's Management Employee Savings Plan or Represented Employee Savings Plan, this Proxy constitutes voting instructions for any shares so held by the undersigned.

SEE REVERSE SIDE. IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS, JUST SIGN AND DATE ON THE REVERSE
SIDE; YOU NEED NOT MARK ANY VOTING BOXES.


                                                                  SEE REVERSE
                                                                     SIDE

                                                    TABLE OF CONTENTS



                                                                          Page
Notice of Annual Meeting
Proxy Statement
      Proposal 1: Election of Directors                                     1
      Proposal 2: Approval of Appointment of
                  Independent Public Accountant                             1
      Other Matters                                                         2
      Voting of Shares                                                      2
      The Board of Directors and Corporate Governance                       3
            Overview of Corporate Governance                                3
            Current Corporate Governance Practices                          3
            Changes in Corporate Governance Practices During 1995           4
            Composition of the Board of Directors                           5
            Committees of the Board of Directors                            7
            Meetings of the Board and its Committees                        7
            Compensation of the Board of Directors                          8
            Overview of Executive Officers' Compensation                    8
      Compensation Committee Report on Executive Compensation               8
      Executive Officers' Compensation                                     13
      Retirement Plans                                                     16
      Stock Ownership of Directors, Nominees and Executive Officers        18
      Performance Graphs                                                   19
      1997 Annual Meeting                                                  20
      Availability of Form 10-K                                            21

Appendix A:  Annual Financial Statements and Review of Operations
      Selected Financial and Operating Data                               A-1
      Management's Discussion and Analysis of Financial Condition and
            Results of Operations                                         A-3
      Financial Statements
            Consolidated Income Statement                                A-24
            Consolidated Statement of Cash Flows                         A-25
            Consolidated Balance Sheet                                   A-26
            Consolidated Capitalization Statement                        A-28
            Consolidated Common Stock Equity Statement                   A-29
            Notes to Financial Statements                                A-30
            Report of Independent Accountants                            A-47
      Market For Common Equity and Related Stockholder Matters           A-48





                                   [LOGO]
                 This document is printed on recycled paper.

                                        NOTICE OF ANNUAL MEETING OF STOCKHOLDERS



April 3, 1996


To the Stockholders of Wisconsin Energy Corporation:

The Annual Meeting of Stockholders of Wisconsin Energy Corporation will be held at the Bradley Center, 1001 North Fourth Street, Milwaukee, Wisconsin, on Wednesday, May 22, 1996 at 1:30 p.m., for the following purposes:

1. To elect two directors for terms expiring at the 1999 Annual Meeting of Stockholders,

2. To approve the appointment of Price Waterhouse LLP as independent public accountant for 1996, and

3.  To consider any other matters which may properly come before the meeting.

Stockholders of record at the close of business on March 21, 1996 will be entitled to vote at the meeting.

By Order of the Board of Directors


/s/ Ann Marie Brady
- - -------------------
Ann Marie Brady
Secretary

                               PROXY STATEMENT

THIS PROXY STATEMENT IS BEING FURNISHED TO STOCKHOLDERS BEGINNING ON OR ABOUT APRIL 3, 1996 IN CONNECTION WITH THE SOLICITATION OF PROXIES BY THE WISCONSIN ENERGY CORPORATION ("WEC") BOARD OF DIRECTORS TO BE USED AT THE ANNUAL MEETING OF STOCKHOLDERS ON MAY 22, 1996 AT THE BRADLEY CENTER, 1001 NORTH FOURTH STREET, MILWAUKEE, WISCONSIN, AND AT ALL ADJOURNMENTS OF THE MEETING, FOR THE PURPOSES LISTED IN THE PRECEDING NOTICE OF ANNUAL MEETING OF STOCKHOLDERS.


                     PROPOSAL 1:  ELECTION OF DIRECTORS

The WEC Bylaws provide that the directors be divided into three classes, as nearly equal in size as possible. The term of one class expires each year. The terms of Directors Jon G. Udell and John F. Ahearne expire at the 1996 Annual Meeting. Director Udell has indicated his intention to retire as a director at the end of his term and the Board has approved a reduction in the size of the Board to seven members effective with this retirement. To preserve the balance of the Board's classified structure, two nominees to serve terms ending at the 1999 Annual Meeting are required to be elected.

RICHARD A. ABDOO and JOHN F. AHEARNE have been nominated by the Board to serve for terms expiring at the 1999 Annual Meeting of Stockholders or until they are reelected or until their successors are duly elected and qualified. Each nominee has consented to being nominated and to serve if elected. To preserve the balance between the size of the three classes, Mr. Abdoo, who was elected by stockholders to a term expiring at the 1997 Annual Meeting, volunteered to stand for re-election early. Should Mr. Abdoo not be elected by stockholders at the meeting, he will continue to serve his present term through the 1997 Annual Meeting. If any nominee becomes unable to serve for any reason, which event is not anticipated, the proxies will be voted for a substitute nominee as may be selected by the WEC Board upon the recommendation of the Nominating Committee.

Biographical information regarding each nominee is set forth on the following pages.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR DIRECTOR NOMINEES RICHARD
A. ABDOO AND JOHN F. AHEARNE.


   PROPOSAL 2:  APPROVAL OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANT

The Board of Directors has appointed the firm of PRICE WATERHOUSE LLP ("PW") as independent public accountant to audit the books, records and accounts of WEC and its subsidiaries with respect to their operations for the year 1996 and recommends that the stockholders approve such appointment.

PW has acted as independent public accountant for WEC or its predecessors continuously since 1932. Representatives of the firm will attend the Annual Meeting to make any statement they may consider appropriate and to respond to questions that may be directed to them.

If (i) the foregoing proposal is not approved by the stockholders, or (ii) PW shall become incapable of accepting or continuing the appointment, or (iii) the employment of PW is otherwise discontinued, the Audit Committee will recommend and the Board of Directors will appoint another independent public accountant.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL TO APPROVE THE APPOINTMENT OF PRICE WATERHOUSE LLP AS INDEPENDENT PUBLIC ACCOUNTANT.

                                OTHER MATTERS

The Board of Directors is not aware of any other matters which may properly come before the meeting. The WEC Bylaws set forth the requirements that must be followed should a stockholder wish to propose any floor nominations for director or floor proposals at annual or special meetings of stockholders. In the case of annual meetings, the Bylaws state, among other things, that notice and certain other documentation must be provided to WEC at least 70 days and not more than 100 days before the scheduled date of the annual meeting. No such notices have been received by WEC. If any other matters do properly come before the meeting, it is the intention of the persons named as the proxies in the accompanying form of proxy to vote the proxy in accordance with their best judgment on such matters.


                               VOTING OF SHARES

STOCKHOLDERS OF RECORD. Common stockholders of record at the close of business on March 21, 1996 are entitled to vote on matters to be presented at the Annual Meeting. On that date, there were 110,819,337 shares of WEC common stock outstanding. Each outstanding share is entitled to one vote upon each matter presented. A majority of the votes entitled to be cast by the shares entitled to vote, represented in person or by proxy, shall constitute a quorum. A list of stockholders of record entitled to vote at the meeting will be available for inspection by stockholders at WEC's principal business office at 231 West Michigan Street, Milwaukee, Wisconsin, prior to the meeting. The list will also be available on the day of the meeting at the Bradley Center.

Stockholders whose shares are held in the name of a broker, bank or other holder of record are invited to attend the meeting, but may not vote at the meeting unless they have first obtained a proxy, executed in the stockholder's favor, from the holder of record.

FORM OF PROXY. Stockholders may vote in person or by properly executed proxy. By completing and returning the form of proxy, the stockholder authorizes Richard A. Abdoo and Ann Marie Brady to vote all of the stockholder's shares on his/her behalf. All completed proxy forms returned will be voted as the stockholders direct. If no direction is given, the proxies will be voted FOR director nominees Richard A. Abdoo and John F. Ahearne and FOR the proposal to approve the appointment of Price Waterhouse LLP as WEC's independent public accountant. A proxy may be revoked by voting in person at the meeting, by written notice to WEC's Corporate Secretary, or by delivery of a later-dated proxy, in each case prior to the closing of the polls for voting at the Annual Meeting. Attendance at the meeting will not in itself constitute revocation of a proxy.

If a stockholder is a participant in WEC's Stock Plus Investment Plan ("Stock Plus") or owns shares through investments in the WEC Common Stock Fund of Wisconsin Electric Power Company's ("Wisconsin Electric" or "WE") Management Employee Savings Plan ("MESP") or its Represented Employee Savings Plan ("RESP"), the proxy will serve as voting instructions for the participant's shares held in those plans, as well as a proxy for shares registered in the participant's name. Shares of plan participants will be voted by the administrator for Stock Plus and the trustee for MESP and RESP as directed by such participants in their proxies/voting instructions. If a proxy is not returned for shares held in Stock Plus, such shares will not be voted by the administrator. If a proxy is not returned for shares held in the WEC Common Stock Fund of MESP or RESP, the trustee for such plans will vote those shares in the same proportion that all shares in the respective plan funds are voted.

SOLICITATION OF PROXIES. WEC will bear the cost of the solicitation of proxies. Proxies may be solicited by certain officers and employees of WEC or its subsidiaries by mail, by telephone, personally or by other communications, without compensation apart from their normal salaries. It is not anticipated that any other persons will be engaged to solicit proxies or that compensation will be paid for that purpose. However, WEC may seek the services of an outside proxy solicitor in the event such services become necessary.

VOTING REQUIREMENTS AND PROCEDURES. The voting requirements and procedures described below are based upon the provisions of the Wisconsin Business Corporation Law, WEC's charter documents and any other requirements applicable to the matters to be voted upon.

Directors are elected by a plurality of the votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present.
"Plurality" means that the individuals who receive the largest number of votes are elected as directors up to the maximum number of directors to be chosen in the election. Therefore, any shares not voted, whether by withheld authority, broker non-vote or otherwise, have no effect in the election of directors.

With respect to approval of the independent public accountant, if a quorum is present, the affirmative vote of a majority of the votes cast will be required. Abstentions and shares which are the subject of broker non-votes will count toward establishing a quorum. Abstentions and broker non-votes will have no effect on the outcome of the voting.

The voted proxies will be tabulated by Boston EquiServe, which will also serve as inspector of election.


               THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

OVERVIEW OF CORPORATE GOVERNANCE. The Board of Directors is elected by stockholders to be responsible for overseeing WEC's business operations, for evaluating the performance of the CEO and the corporation, and for strategically guiding the corporation. The Board has established a number of principles that govern the way in which it fulfills its fiduciary responsibilities to stockholders. These principles, commonly known as corporate governance guidelines, include such things as independence of the Board, director candidate selection criteria, board committee composition and responsibilities, frequency of Board and committee meetings, director and officer compensation philosophy, CEO performance evaluation procedures, retirement policies and level of WEC stock ownership by directors and key employees. The corporate governance practices are periodically reviewed by the Board to ensure they maximize the ability of the Board to serve the stockholders in meeting WEC's short and long-term goals. Several of these policies are highlighted throughout this proxy statement.
CURRENT CORPORATE GOVERNANCE PRACTICES. For many years, the Board has been operating under the guidance of several policies, practices and conventions. Among other things, these guidelines provide that:

* The Board shall consist of a significant majority of outside, independent directors.

* No person shall serve as a nonemployee director after the annual meeting in the year in which the director attains the age of 70.

* The Chairman of the Board and the Chief Executive Officer set the agenda for Board meetings. Any member of the Board may request that an item be included on the agenda.

* In general, time at Board meetings should focus on strategic opportunities and major business issues rather than on routine operational and reporting matters.

* Board meetings are to be conducted in a manner which ensures open communication, meaningful participation and timely resolution of issues.

* Certain items are of such importance that the Board shall consider them no less than annually. These items include: formal evaluation of the performance of the Chief Executive Officer, management succession planning, director candidate selection criteria, officer compensation and benefit issues, nuclear power operations, environmental stewardship, approval of the corporate budget, long-term strategic and financial planning and corporate financial performance. Agenda items that fall within the scope of responsibilities of a Board committee shall be reviewed with the chair of that committee.

* The Chairman and the Chief Executive Officer shall timely inform the Board of significant events affecting the corporation which may have occurred between regularly scheduled Board meetings.

* The Board encourages presentations to be made on specific subjects by members of management who can provide additional insight into the items being discussed. These presentations also provide the Board with a first-hand opportunity to evaluate management personnel.

* Committees shall be utilized by the Board to more effectively perform its fiduciary responsibility. Committees are empowered to act on behalf of the full Board for those areas in which the Board has prescribed. It is expected that all significant findings of a committee be presented to the full Board for review.

* Except for the Executive Committee, committees are generally to be comprised of only nonemployee directors. Consideration shall be given to periodic rotation of committee membership and leadership taking into account considerations such as continuity, expertise and tenure, but such rotation is not mandated as a policy since there may be reasons at a given point in time to maintain an individual director's committee membership.

* The Board encourages open communication with stockholders and other stakeholders.

CHANGES IN CORPORATE GOVERNANCE PRACTICES DURING 1995. During 1995, the Board modified several of its corporate governance policies in order to more effectively serve stockholders, customers and employees.

* The Board revised its practices relating to its EVALUATION OF THE PERFORMANCE OF THE CHAIRMAN AND CEO. Outside directors now provide a written evaluation of the CEO's performance. The Board's independent directors evaluate the CEO on such factors as: effective operation of the Board, degree to which the Board is kept informed on the conditions of WEC and its businesses, leadership, vision, development of long-term strategies, establishment of annual and long-term financial objectives, development of an effective top management team, effective communication with stakeholders and effective representation of WEC in community and industry affairs. Information from this new process is then used as part of the Compensation Committee's determinations as to appropriate levels of compensation for the CEO. Feedback is also provided to the CEO in terms of what is working well and what might be improved.


* In 1995, the Board approved a CHANGE IN DIRECTORS' FEES so that, effective January 1, 1996, one-half of the annual retainer fee will be paid in WEC common stock. The Board believes this change will more closely link directors' pay to performance and more effectively align the Board's interests with stockholders.

* It has been the practice of the Board to establish committees to focus on issues that may require more in-depth scrutiny. This practice provides the Board with more time to focus on strategic issues. In 1995, the Board FORMED A NUCLEAR OVERSIGHT COMMITTEE to advise and assist the Board regarding its responsibilities on matters relating to the continued safe and efficient operation of WEC's nuclear power operations. The board of WEC's subsidiary, Wisconsin Electric, also formed a Finance Committee to effect financing plans approved by the WE board, thus enabling the organization to act quickly when market conditions warrant. Further information pertaining to the WE board's Finance Committee is contained in the information statement being provided to holders of WE's preferred stock. The chair of each committee keeps the Board informed of the committees actions and recommendations by making periodic reports to the Board. Specific roles of each committee of the Board are included elsewhere in this proxy statement.


COMPOSITION OF THE BOARD OF DIRECTORS. Foremost of the Board's responsibilities is to identify and recommend to stockholders qualified individuals who have the skills to successfully perform the role of a WEC director. The Board seeks to maintain a diverse group of individuals whose life experiences are conducive to positively contributing to the Board's deliberations. The Board also believes that a significant majority of the Board be comprised of outside, independent directors. Biographical data regarding each nominee and director is shown below. Ages are as of December 31, 1995.


Nominees for Terms Expiring in 1999

RICHARD A. ABDOO. Age 51. Chairman of the Board, President and Chief Executive Officer of WEC since 1991. Chairman of the Board and Chief Executive Officer of Wisconsin Electric, WEC's principal subsidiary, since 1990. Executive Vice President of WEC from January 1990 to May 1991. Director of WEC since 1988. Director of Wisconsin Electric since 1989. Chairman of the Board and Chief Executive Officer of Wisconsin Natural Gas Company ("Wisconsin Natural" or "WN"), WEC's gas utility subsidiary which was merged into Wisconsin Electric effective January 1, 1996, from 1990 to 1995. Director of Wisconsin Natural from 1989 to 1995. Director of Marshall & Ilsley Corporation and United Wisconsin Services, Inc.

JOHN F. AHEARNE. Age 61. Director of the Sigma Xi Center for Sigma Xi, The Scientific Research Society, an organization that provides grants to graduate students and conducts national meetings on major scientific issues, since 1989. Adjunct Scholar of Resources for the Future, an economic research, non-profit institute, since 1993. Lecturer, Duke University, since 1995. Vice President and Senior Fellow of Resources for the Future from 1984 to 1993.

Commissioner of the United States Nuclear Regulatory Commission from 1978 to 1983, serving as its Chairman from 1979 to 1981. Member, National Academy of Engineers. Director of WEC and Wisconsin Electric since 1994.


DIRECTORS CONTINUING IN OFFICE-TERMS EXPIRING IN 1997 (NOT INCLUDING RICHARD
A. ABDOO, WHO IS A NOMINEE FOR A TERM EXPIRING IN 1999)

JOHN F. BERGSTROM. Age 49. President and Chief Executive Officer of Bergstrom Corporation since 1974; Bergstrom Corporation owns and operates numerous automobile dealerships, three hotels, a convention center and a real estate company. Director of WEC since 1987. Director of Wisconsin Electric since 1985. Director of First National Bank-Fox Valley, Kimberly-Clark Corporation, Midwest Express Holdings, Inc., Universal Foods Corporation and The Green Bay Packers, Inc.

GENEVA B. JOHNSON. Age 66. Corporate Director. Former President and Chief Executive Officer of Family Service America, an organization representing private agencies in the United States and Canada that provide human service programs, from 1983 to 1994. Director of WEC and Wisconsin Electric since 1988. Director of Firstar Bank Milwaukee, N.A.


DIRECTORS CONTINUING IN OFFICE-TERMS EXPIRING IN 1998

ROBERT A. CORNOG. Age 55. Chairman of the Board, President and Chief Executive Officer of Snap-on Incorporated, a tool manufacturer, since 1991. President of Macwhyte Company, a maker of wire rope and a subsidiary of Amsted Industries, from 1981 to 1991. Director of WEC since 1993. Director of Wisconsin Electric since 1994. Director of Snap-on Incorporated and Johnson Controls, Inc.

RICHARD R. GRIGG. Age 47. Vice President of WEC and President and Chief Operating Officer of Wisconsin Electric since January 1995. President and Chief Operating Officer of Wisconsin Natural during 1995. Group Executive and Vice President of Wisconsin Electric from June to December 1994. Vice President of Wisconsin Electric from 1990 to 1994. Director of WEC since May 1995. Director of Wisconsin Electric since 1994. Director of Wisconsin Natural during 1995.

FREDERICK P. STRATTON, JR. Age 56. Chairman and Chief Executive Officer of Briggs & Stratton Corporation, a manufacturer of small gasoline engines, since 1986. Director of WEC since 1987. Director of Wisconsin Electric since 1986. Director of Briggs & Stratton Corporation, Banc One Corporation, Midwest Express Holdings, Inc. and Weyco Group, Inc.


DIRECTOR WHO WILL BE RETIRING EFFECTIVE ON THE DATE OF THE 1996 ANNUAL MEETING JON G. UDELL. Age 60. Irwin Maier Professor of Business at the University of Wisconsin-Madison since 1975. Co-Director of The Enterprise Center at the University of Wisconsin-Madison, an educational organization devoted to entrepreneurial management, since 1993. Director of WEC since 1987. Director of Wisconsin Electric since 1977. Chairman of the Board of Directors of the Federal Home Loan Bank of Chicago from 1982 to 1990. Director of Research Products Corporation.

COMMITTEES OF THE BOARD OF DIRECTORS. Committees play a significant role in the corporate governance practices of the Board. Members and principal duties and responsibilities of the Board's standing committees are shown below. Except for the Executive Committee, committees are comprised solely of outside, independent directors.

Members of the AUDIT COMMITTEE are Mr. Stratton (chair), Mr. Bergstrom, Mrs. Johnson and Dr. Udell. The committee oversees the financial reporting and internal controls of WEC; evaluates, reviews and approves the services of the independent public accountant; recommends to the Board the independent public accountant to be selected; and recommends and reviews special audits or studies it considers necessary or desirable. Both the independent public accountant and the internal auditor may meet alone with the committee and are expected to contact it on matters requiring its attention.

Members of the COMPENSATION COMMITTEE are Mr. Cornog (chair), Dr. Ahearne, Mr. Bergstrom and Dr. Udell. The committee identifies through succession planning potential executive officers of WEC and provides a competitive, performance-based executive and director compensation program that enables WEC to attract and retain key individuals and to motivate them to achieve WEC's short and long-term goals.

Members of the EXECUTIVE COMMITTEE are Mr. Abdoo (chair), Mr. Grigg and the chairs of the other standing committees. The committee may exercise all of the powers vested in the Board except action regarding dividends or other distributions to stockholders, the filling of vacancies on the Board and other powers which by law may not be delegated to a committee.

Members of the NOMINATING COMMITTEE are Mrs. Johnson (chair), Mr. Bergstrom, Mr. Cornog and Mr. Stratton. The committee reviews qualifications of and recommends candidates for election to the boards of WEC and Wisconsin Electric (stockholders may propose director candidates for consideration by the Nominating Committee); recommends qualified candidates to fill vacancies on WEC's and Wisconsin Electric's boards; establishes, subject to board approval, director candidate selection criteria; recommends criteria for composition, size and frequency of meetings of WEC's and Wisconsin Electric's boards; and reviews the retirement policy for directors.

Members of the NUCLEAR OVERSIGHT COMMITTEE are Dr. Ahearne (chair) and Mr. Cornog. Ad hoc members of the committee include Wisconsin Electric's Vice President-Nuclear Power and three consultants who have expertise in nuclear power plant operations: Thomas E. Murley, former director of the Nuclear Regulatory Commission's Office of Nuclear Reactor Regulation; C. Frederick Sears, formerly responsible for overseeing Northeast Utilities' nuclear and environmental functions; and Hal B. Tucker, formerly responsible for overseeing Duke Power Company's nuclear operations. The committee advises and assists the Board in the proper and complete discharge of its responsibilities relating to the nuclear operations of WEC and its subsidiaries. The Nuclear Oversight Committee may be requested by the Board to investigate any nuclear related activity of WEC and its subsidiaries.

MEETINGS OF THE BOARD AND ITS COMMITTEES. The Board held 14 meetings during 1995. The number of meetings is somewhat greater than in previous years due to the time the Board spent deliberating the proposed merger with Northern States Power Company ("NSP"). The number of committee meetings during 1995:
Audit, 4; Compensation, 5; Executive, 0; Nominating, 2; Nuclear Oversight, 3. The average attendance of all directors for Board and committee meetings was 97%.

COMPENSATION OF THE BOARD OF DIRECTORS. In order to more closely link directors' pay to performance and to align the Board's interests with stockholders, effective January 1, 1996, the Board determined that a portion of directors' fees will be paid in WEC common stock. Directors can elect to receive the fee in common stock or invest the fee in the WEC phantom common stock account under the Directors' Deferred Compensation Plan.

During 1995, each nonemployee director received an annual retainer fee of $18,000 (effective January 1, 1996, one-half of this fee shall be paid in WEC common stock and the other half is to be paid in cash) plus an attendance fee of $1,000 for each Board or committee meeting attended (effective January 1, 1996, the attendance fee was increased to $1,250 for each board or committee meeting attended). In addition, a per diem fee of $1,000 for travel on company business is paid for each day on which a Board or committee meeting is not also held. Nonemployee directors are also paid $300 for each signed, written unanimous consent in lieu of a meeting. Non-employee chairs of the committees of the Board received a quarterly committee chair retainer of $1,250. Employee directors receive no directors' fees.

Although certain WEC directors also serve on Wisconsin Electric's board and compensation committee, only single fees are paid for meetings held by both boards or committees on the same day. In these cases, fees are allocated between WEC and Wisconsin Electric based on services rendered.

Nonemployee directors may defer fees so long as they serve on the Board of WEC and/or its subsidiaries pursuant to the Directors' Deferred Compensation Plan. Under the plan, fees may be deferred into an account which accrues interest semiannually at the prime rate or into a WEC phantom common stock account, the value of which will appreciate or depreciate based on the market performance of such stock, as well as through the accumulation of any reinvested dividends. Such deferral amounts are credited to such accounts in the name of each participating director on the books of WEC, are unsecured and are payable only in cash following termination of the director's service to WEC and its subsidiaries. Such amounts will be paid out of the general corporate assets or the trust described under "Retirement Plans" in this proxy statement.

OVERVIEW OF EXECUTIVE OFFICERS' COMPENSATION. The Board believes that one of its most important functions is attracting, motivating and retaining qualified individuals in the positions that most influence WEC's ability to achieve its goals and to succeed in today's competitive utility environment. To this end, the Board has directed its Compensation Committee to provide a compensation and benefit package that will achieve this goal. The Compensation Committee report and tables that follow detail the committee's philosophy and compensation determinations for 1995.


           COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

COMPENSATION PHILOSOPHY AND OBJECTIVES. The Compensation Committee, which is composed entirely of independent non-employee directors is responsible for making decisions regarding succession planning and executive compensation. The Committee seeks to provide a competitive, performance-based executive compensation program that enables WEC to attract and retain key individuals and motivate them to achieve WEC's short and long-term goals. The Committee regularly re-examines its compensation philosophy to determine if the executive compensation package is effective in helping WEC achieve its corporate objectives.

The Committee believes that a substantial portion of overall executive compensation should be at risk, dependent on achievement of individual and corporate goals that are aligned with the interests of WEC's stockholders and customers. As a result, compensation for executives will vary from year to year, based upon the level of achievement of operating, financial, safety, environmental stewardship, customer satisfaction and other performance goals. Superior performance will be rewarded with above-average compensation; below-average performance will yield below-average compensation.

The Committee employs a nationally recognized compensation consultant, Towers Perrin, to advise it on matters relating to the administration and design of WEC's executive compensation program. The consultant provides the Committee with competitive information regarding compensation levels, practices and trends within WEC's peer group and the industry.

In determining competitive compensation for WEC's officer positions, the Committee relies primarily on an analysis of compensation practices for the companies included in the industry peer group used to compare investment performance in this proxy statement ("Peer Group"). The Committee relies secondarily on a broader analysis of compensation data from a survey of approximately 100 utilities conducted by the Edison Electric Institute ("EEI"). The Committee reviews both peer group specific and broader industry pay practices to be fully informed of industry compensation levels. The Committee does not mathematically average the data from the two analyses but, rather, considers them as separate reads of the external market.

As part of the Committee's efforts to continually re-examine its compensation philosophy, the Committee is presently modifying the peer group for 1996 compensation determinations to include a broader group of general industrial companies. In view of WEC's proposed merger with Northern States Power Company ("NSP") to form Primergy Corporation, the Committee is also considering present compensation practices for NSP executives and expected compensation levels for executives of Primergy Corporation.

ELEMENTS OF COMPENSATION. The 1995 compensation of WEC's executives primarily consisted of three elements: base salary, annual incentive compensation and long-term incentive compensation. The Committee's basis for determining appropriate levels of executive compensation for 1995 for each of these elements is described below. Specific values of 1995 compensation for the Chief Executive Officer and each of WEC's other four most highly compensated officers are included in the "Summary Compensation Table" provided in this proxy statement.

BASE SALARY. In determining appropriate executive base salaries, the Committee considered factors such as individual experience, performance and potential, changes in duties and responsibilities, economic conditions in the utility service areas, financial success of WEC (measured in terms of such factors as total shareholder return versus the Peer Group, earnings per share on WEC common stock and continuity of WEC's dividend payment), customer satisfaction, the outstanding reputation of WEC's utility operations, competitiveness of utility service rates and impact of re-engineering and cost control achievements. In addition, the Committee reviewed executive compensation practices for comparable positions at companies within the Peer Group, as well as the broader group of utilities in the EEI database. The Committee weights these factors substantially equally. In general, base salaries are targeted at or near the 50th percentile of the Peer Group.

ANNUAL INCENTIVE COMPENSATION. The Committee administers WEC's Short-Term Performance Plan ("STPP") which provides annual cash incentive opportunities to executive officers and key employees. The STPP is designed to promote the achievement of customer and shareholder-focused objectives of WEC and its subsidiaries while recognizing individual and team performance of participants.

Annual incentive compensation awards are targeted at approximately the 50th percentile of industry pay practices. In 1995, target incentive awards were set for participants and ranged from 15% to 45% of base salary. Each executive is eligible to receive an award if pre-established corporate performance goals are met. Awards may be increased by up to 25% of targeted amounts or reduced to zero based on individual and team performance.

Performance goals for 1995 were 60% financial and 40% operational. Financial goals focused on achievement of target net income levels. Operational goals were related to total shareholder return versus WEC's Peer Group, safety of nuclear operations, achievement of operating income targets, customer satisfaction, revenue growth, and environmental stewardship.

Based on attainment of the above-named performance measures, the Committee granted awards under the STPP for 1995 ranging from 11% to 38% of base salary.

LONG-TERM INCENTIVE COMPENSATION. The Committee administers WEC's 1993 Omnibus Stock Incentive Plan ("OSIP"), a long-term incentive plan designed to link the interests of executives and key employees to long-term shareholder value. The OSIP allows WEC to grant stock options, stock appreciation rights, stock awards and performance units to participants. Equity interests in WEC common stock enable participants to share in the appreciation of the value of WEC common stock and provide an incentive for managing the continued performance and value of the Company. Long-term incentive awards are targeted at the 90th percentile of the industry grant practices.

In view of the Committee's desire to provide long-term incentive compensation to a greater number of employees, the Committee increased the number of participants in the OSIP compared to last year. For 1995, awards in the form of stock options and performance dividend units were granted to each of six groups of OSIP participants. The stock option and performance unit grants ranged from 1,900 to 38,000 shares and related dividend performance units; the grant level was dependent on each participant's role in influencing the achievement of long-term performance goals.

The Committee believes that an important adjunct to the long-term incentive program is significant stock ownership by participants. Accordingly, as a condition of participating in the OSIP, the Committee has implemented stock ownership guidelines for participants.

CHIEF EXECUTIVE OFFICER COMPENSATION. Performance and compensation of the Chief Executive Officer are of particular importance to the Committee. Mr. Abdoo's performance was evaluated by the Committee and compensation was determined in accordance with the executive compensation policies described above.

As part of WEC's corporate governance initiatives relating to the CEO's individual performance, a new procedure was instituted in 1995. The Compensation Committee chairman requested that outside directors provide a written evaluation of the CEO's performance. A summary of the directors' feedback was discussed by Committee members as part of its compensation determinations and has been shared with the CEO.

With respect to base salary, in recognition of the leadership provided by the Chief Executive Officer in shaping and guiding a financially strong organization that is able to provide quality services to its customers at competitive prices, as well as his role in positioning WEC to take advantage of a deregulated utility environment, and in consideration of competitive salary data, the Committee set Mr. Abdoo's base salary at $496,000. Mr. Abdoo's base salary approximates the 50th percentile of the Peer Group.

With respect to annual incentive compensation for fiscal year 1995, the Compensation Committee awarded Mr. Abdoo the annual incentive award set forth in the "Bonus" column of the Summary Compensation Table. In this regard, the Committee established his 1995 STPP target award level at 45% of base salary. The Committee's evaluation of Mr. Abdoo's 1995 performance resulted in an award under the STPP of $172,000 or 35% of base salary. The award was based upon WEC's actual performance versus the specific company-wide operational and financial performance goals cited above in the Annual Incentive Compensation section.

In determining Mr. Abdoo's 1995 STPP award, the Committee specifically noted several accomplishments by the CEO during 1995, including (i) WEC's continued strong financial reputation, noting that earnings per share of WEC common stock for 1995 were at record levels, (ii) the completion of the merger of WEC's electric and gas utilities which resulted in significant savings through the elimination of administrative overheads and other economies, (iii) the achievement of record earnings related to Wisconsin Natural, (iv) his leadership with respect to nuclear operations, noting that the exemplary operational performance of nuclear plant personnel earned a "1" rating from the Institute of Nuclear Power Operations for the first time in the life of the plant, (v) his leadership role in maintaining solid relationships with regulatory agencies, (vi) his strong support of environmental stewardship, noting that two of WE's environmental projects, involving purchase and protection of 14,000 acres of threatened rain forest in Belize and replacement of outdated, heavily-polluting boilers in Decin, Czech Republic with new, more-efficient equipment, were among only seven projects selected under the U.
S. Initiative on Joint Implementation, a federal multi-agency group working to promote voluntary and cooperative partnerships leading to the implementation of projects that reduce, avoid or capture carbon dioxide emissions, (vii) the continued development of glass aggregate technology by WEC's subsidiary, Minergy Corp., (viii) his consistent support of equal opportunity, diversity and cross cultural sensitivity within WEC, and (ix) his leadership of management and represented employees in guiding them to implement productivity improvements that will enable WEC to become the low-cost energy provider in the upper midwest region. Mr. Abdoo's award was principally determined by achievement of the company-wide goals and was adjusted based on individual performance. The Committee weighted the performance goals as cited above in the Annual Incentive Compensation section.

The Committee also approved a bonus of $60,000 for Mr. Abdoo (included in the "Bonus" column of the Summary Compensation Table) in recognition of his successful negotiation of the proposed merger of WEC and NSP to form Primergy Corporation, as well as the CEO's visionary efforts to restructure the electric utility industry.

With respect to the OSIP, in keeping with the Compensation Committee's philosophy as stated above, Mr. Abdoo was awarded stock options and related dividend performance units in 1995 as set forth in the "Long-Term Compensation Awards" column of the Summary Compensation Table to specifically link a portion of his compensation to the achievement of WEC's longer term goals.
The award of dividend performance units will be paid if total shareholder return (appreciation in the value of WEC common stock plus reinvested dividends) over a four year period ending December 19, 1999 equals or exceeds the median return earned by the Peer Group, except that there will be no payout if WEC's total shareholder return is negative over the course of such period.

The Committee also applied subjective judgment in evaluating the relative importance of the factors which were the basis for determining each element of Mr. Abdoo's compensation to precisely determine his salary and awards.

COMPLIANCE WITH TAX REGULATIONS REGARDING EXECUTIVE COMPENSATION. Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation over $1 million paid to the corporation's chief executive officer and the other proxy-named executive officers. Qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. WEC's executive compensation program, as presently constructed, is not likely to generate non-deductible compensation in excess of these limits. The Committee will continue to review these tax regulations as they apply to WEC's executive compensation program. It is the Committee's intent to preserve the deductibility of executive compensation to the extent reasonably practicable and to the extent consistent with its other compensation objectives.

Respectfully submitted to WEC's stockholders by the Compensation Committee of the Board of Directors.

Robert A. Cornog, Committee Chair
John F. Ahearne
John F. Bergstrom
Jon G. Udell

                       EXECUTIVE OFFICERS' COMPENSATION

The table below summarizes certain information concerning compensation awarded to, earned by or paid to WEC's Chief Executive Officer and each of WEC's other four most highly compensated executive officers for services in all capacities to WEC and its subsidiaries for the last three fiscal years.

SUMMARY COMPENSATION TABLE

                                                                                  Long-Term
                                                                                 Compensation
                                                                                 ------------
                                                                                    Awards
                                                  Annual   Compensation          ------------
                                             --------------------------------     Securities
                                                                 Other Annual     Underlying      All Other
Name and Principal Position           Year   Salary     Bonus    Compensation    Options/SARs    Compensation
                                               ($)       ($)         ($)           (#) (1)         ($) (2)
- - -----------------------------------   ----   -------   -------   ------------    ------------   -------------
RICHARD A. ABDOO
Chairman of the Board, President      1995   496,000   232,000          8,321        38,000           83,858
and Chief Executive Officer           1994   450,000   222,396              0        25,000           15,970
                                      1993   450,000   122,000              0        22,500           15,170
- - ------------------------------------  ----   -------   -------   ------------   ------------   -------------
RICHARD R. GRIGG
Vice President of WEC; President      1995   237,500    63,788          3,084        19,000           42,125
and Chief Operating Officer of        1994   168,333    46,667              0         6,500           11,000
WE and WN                             1993   147,833    25,000              0         6,500            8,000
- - ------------------------------------  ----   -------   -------    ------------   ------------   -------------
JERRY G. REMMEL
Vice President, Treasurer and         1995   215,000    60,953              0             0            7,798
Chief Financial Officer               1994   215,000    66,009              0             0            7,481
                                      1993   190,000    41,000              0             0            6,406
- - ------------------------------------  ----   -------   -------    ------------   ------------   -------------
FRANCIS BRZEZINSKI
Vice President of WEC; Vice           1995   225,000    25,515         80,532(3)      7,600           17,051
President-Business Development        1994   212,000    26,037              0         6,500            7,478
of WE                                 1993   206,167    22,500              0         6,500            7,058
- - ------------------------------------  ----   -------   -------    ------------   ------------   -------------
DAVID K. PORTER
Senior Vice President of WE           1995   190,000    46,170              0         7,600           21,766
Vice President of WN                  1994   190,000    58,333              0         3,000            6,695
                                      1993   185,000    20,000              0         6,500            6,242
- - ------------------------------------  ----   -------   -------    ------------   ------------   -------------

     (1) Grants of options were in combination with contingent dividend awards, as described in the table entitled "Long-Term Incentive Plans-- Awards in Last Fiscal Year". No stock appreciation rights ("SARs") were awarded during any of the fiscal years indicated.

     (2) All Other Compensation for 1995 for Messrs. Abdoo, Grigg, Remmel, Brzezinski and Porter, respectively, includes: (i) employer matching of contributions by each named executive into the MESP in the amount of $4,620 for each named executive officer, (ii) "make whole" payments under the Executive Deferred Compensation Plan with respect to matching in the MESP on deferred salary or salary received but not otherwise eligible for matching in the amounts of $10,260, $2,505, $1,830, $2,130 and $1,080, respectively, and (iii) the full dollar value of life insurance premiums in the amounts of $68,978, $35,000, $1,348, $10,301 and $16,066, respectively (for 1995, in order to provide the same benefit at reduced cost to the company, a split-dollar life insurance program was established to replace the previous term life insurance program; Mr. Remmel continues to participate in the term life program).

     (3) Includes $41,893 for club memberships; the balance is for related tax gross-up payments.

OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                       |  Grant Date
                                   Individual Grants (1)               |    Value
                     --------------------------------------------------|-------------
                                    Percent of
                      Number of       Total
                      Securities   Options/SARs   Exercise
                      Underlying    Granted to    or Base                 Grant Date
                     Options/SARs  Employees in    Price     Expiration     Present
     Name             Granted(#)    Fiscal Year    ($/Sh)       Date      Value($)(2)
- - ------------------   ------------  ------------   --------   ----------   -----------
Richard A. Abdoo          38,000       20.0%       30.188     12/19/05      184,680
Richard R. Grigg          19,000       10.0        30.188     12/19/05       92,340
Jerry G. Remmel                0        N/A          N/A          N/A          N/A
Francis Brzezinski         7,600        4.0%       30.188     12/19/05       36,936
David K. Porter            7,600        4.0%       30.188     12/19/05       36,936

     N/A = Not Applicable


     (1) Consists of incentive and non-qualified stock options to purchase shares of WEC common stock granted pursuant to the OSIP on December 20, 1995. These options were granted with an equal number of contingent dividend awards (as described in the table entitled "Long-Term Incentive Plans--Awards in Last Fiscal Year"), have exercise prices equal to the fair market value of the WEC shares on the date of grant and first become exercisable on December 20, 1999, at which time they become fully exercisable. Upon a "change in control" of WEC, as defined in the OSIP, or upon retirement, permanent total disability or death of the option holder, these options shall become immediately exercisable. The above executive officers who were granted stock options and contingent dividend awards on December 20, 1995 have agreed that the proposed merger with NSP will not be considered a change in control of WEC as to such grants.
     Each of the above executive officers receiving awards under the OSIP has also waived the applicability of the OSIP's change in control provisions to the proposed merger with NSP for outstanding options and contingent dividend awards granted prior to December 20, 1995. These options were granted for a term of ten years, subject to earlier termination in certain events related to termination of employment. In the discretion of the Compensation Committee, the exercise price may be paid by delivery of already owned shares and tax withholding obligations related to exercise may be satisfied by withholding shares otherwise deliverable upon exercise, subject to certain conditions. Subject to the limitations of the OSIP, the Compensation Committee has the power with the participant's consent to modify or waive the restrictions on vesting of these options, to amend these options and to grant extensions or to accelerate these options.

     (2) The Black-Scholes option pricing model was used to determine the options' grant date present value. The assumptions used in the Black-Scholes equation are: market price of stock: $30.188; exercise price of option: $30.188; stock volatility: 0.12; annualized risk-free interest rate: 7.5%; exercise at the end of 10 year option term; and dividend yield: 5.02%. WEC's use of this model should not be construed as an endorsement of its accuracy. Whether the model's assumptions will prove to be accurate cannot be known at the date of grant. The ultimate value of the options, if any, will depend upon the future value of the WEC common stock, which cannot be forecast with reasonable accuracy, and the optionee's investment decisions.

No stock options other than those granted pursuant to the OSIP were outstanding in the last fiscal year. The earliest date outstanding options previously granted under the OSIP become exercisable is December 15, 1997. Consequently, no options were exercisable in 1995. The following table sets forth the number of options which were not exercisable and the value of such options based upon the difference between the exercise price and the market price of the underlying shares as of December 31, 1995.


AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND
FISCAL YEAR-END OPTION/SAR VALUES

                    Number of Securities Underlying     Value of Unexercised In-the-Money
                       Unexercised Options/SARs                   Options/SARs
                         at Fiscal Year-End                    at Fiscal Year-End
                                 (#)                                  ($)
                    -------------------------------     ---------------------------------
Name                 Exercisable     Unexercisable        Exercisable      Unexercisable
- - ------------------  -------------   ---------------     ---------------   ---------------
Richard A. Abdoo           0            85,500                  0           185,031
Richard R. Grigg           0            32,000                  0            54,206
Jerry G. Remmel          N/A               N/A                N/A               N/A
Francis Brzezinski         0            20,600                  0            49,224
David K. Porter            0            17,100                  0            35,882

     N/A = Not Applicable

The following table further describes the long-term incentive awards made during 1995:


LONG-TERM INCENTIVE PLANS--AWARDS IN LAST FISCAL YEAR
                                                        Estimated Future
                                                          Payouts Under
                                        Performance         Non-Stock
                        Number of         or Other      Price-Based Plans
                      Shares, Units     Period Until   -------------------
                         or Other        Maturation         Target
      Name             Rights(#)(1)      or Payout       ($ or #) (2)
- - ------------------    -------------    -------------   -------------------
Richard A. Abdoo          38,000          12/19/99          $237,310
Richard R. Grigg          19,000          12/19/99          $118,655
Jerry G. Remmel                0               N/A               N/A
Francis Brzezinski         7,600          12/19/99           $47,462
David K. Porter            7,600          12/19/99           $47,462

      N/A = Not Applicable

     (1) Consists of performance units awarded under the OSIP in combination with stock options (as described in the table entitled "Option/SAR Grants in Last Fiscal Year" above). These performance units, entirely in the form of contingent dividends, will be paid if total shareholder return
     (appreciation in the value of WEC common stock plus reinvested dividends) over a four year period ending December 19, 1999 equals or exceeds the median return earned by the companies included in the Peer Group Index in the "Performance Graphs" section of this proxy statement, except that there will be no payout if WEC's total shareholder return is negative over the course of such period. If payable, each participant shall receive an amount equal to the actual dividends paid on WEC common stock

                                                           15

     for the period of December 20, 1995 through December 19, 1999 multiplied by the number of performance units awarded to such participant. Upon a "change in control" of WEC, as defined in the OSIP, this benefit shall immediately vest with all performance goals deemed fully achieved. As described in footnote 1 to the table entitled "Option/SAR Grants in Last
     Fiscal Year", WEC's proposed merger with NSP does not constitute a change in control under the OSIP with respect to any outstanding contingent dividends granted to the above executive officers.

     (2) Assumes, for purposes of illustration only, 4% per year compound annual dividend increase based on the current quarterly dividend rate.

SEVERANCE POLICY.  Effective on April 28, 1995, the Board adopted a Senior
Executive Severance Policy ("Severance Policy") providing for severance benefits to certain executive officers and key employees. The Severance
Policy was adopted to encourage such persons, whose expertise has been important to WEC's success, to remain with WEC during the WEC/NSP merger transition process. The Severance Policy provides for payment of severance to participants whose employment is terminated under certain circumstances (e.g., terminations by WEC that are other than for cause, disability or retirement, terminations resulting from certain sales of a business by WEC, and terminations resulting from reductions in participants' salaries, responsibilities or benefits) at any time before (i) the second anniversary of the effective time of the merger with NSP if the transaction is consummated or
(ii) if the transaction is not consummated, April 28, 2000, unless further extended by the Board.

The severance benefits under the Severance Policy consist of: (i) three years' salary and annual incentive compensation; (ii) payment of the actuarial equivalent of the additional retirement benefits the participant would have earned if he or she had remained employed for three more years; (iii) continued medical, dental and life insurance coverage for three years; (iv) outplacement services or the use of office space and support; and (v) financial planning counseling.


                               RETIREMENT PLANS

During 1995, WE maintained a retirement plan for management employees, including WEC executive officers. The plan provided retirement income based on years of credited service and final average compensation for the 36 highest consecutive months. Retirement benefits were not subject to any deduction for Social Security or other offset, since they were computed using a step-rate formula which provided a Social Security integrated benefit based on percentages of the participant's final average compensation for up to 30 years of credited service with additional (lower) percentages of compensation in excess of 30 years, up to a maximum of 10 years. WE amended the retirement plan, generally effective as of January 1, 1996, to adopt a cash balance retirement formula, which bases a participant's defined benefit pension on the value of a hypothetical account balance. A participant's starting account balance equals the present value of the prior step-rate formula's life annuity benefit payable at age 65. The account balance is thereafter increased by annual additions equal to a percentage of pay, interest credits, and a one-time special transition credit. Those individuals who were participants in the plan on December 31, 1995 are in no event to receive any less than what would have been provided under the prior formula had it continued, if they terminate on or before January 1, 2011.



                                                           16

The following table shows the estimated life annuity annual pension benefits payable upon retirement to persons in various compensation and years-of-service classifications, during 1995, based on the prior plan formula before the change to the cash balance approach:

PENSION PLAN TABLE

                                   Years of Service
              ----------------------------------------------------------
Remuneration     15        20        25        30        35        40
- - ------------  --------  --------  --------  --------  --------  --------
  $  50,000   $ 11,077  $ 14,770  $ 18,462  $ 22,154  $ 24,281  $ 26,408
    100,000     24,014    32,018    40,023    48,028    52,592    57,157
    150,000     36,952    49,270    61,587    73,904    80,882    87,908
    200,000     49,889    66,518    83,148    99,778   109,217   118,657
    250,000     62,825    83,767   104,709   125,651   137,528   149,405
    300,000     75,764   101,018   126,273   151,528   165,842   180,157
    400,000    101,639   135,518   169,398   203,278   222,467   241,657
    500,000    127,514   170,018   212,523   255,028   279,092   303,157
    600,000    153,389   204,518   255,648   306,778   335,717   364,657
    700,000    179,264   239,018   298,773   358,528   392,342   426,157
    800,000    205,139   273,518   341,898   410,278   448,967   487,657
    900,000    231,014   308,018   385,023   462,028   505,592   549,157


The compensation for the individuals listed in the Summary Compensation Table in the columns labeled "Salary" and "Bonus" is virtually equivalent to the compensation considered for purposes of the retirement plans and the various supplemental plans. Messrs. Abdoo, Grigg, Brzezinski and Porter currently have 20, 25, 6 and 26 credited years of service, respectively. Mr. Remmel retired effective March 1, 1996 with 40 years of credited service. The
Supplemental Executive Retirement Plan (described below) provides designated participants a "make whole" benefit equal to any decrease in pension which may have resulted when the retirement plans adopted the step-rate formula. Such
"make whole" benefit will be paid as a pension supplement out of the general corporate assets or the grantor trust described below.

OTHER RETIREMENT BENEFITS. Designated elected officers of WEC and WE participate in the Supplemental Executive Retirement Plan ("SERP"). The SERP provides monthly supplemental pension benefits to participants, which will be paid out of corporate assets or the grantor trust described below as follows:
(a) an amount equal to the difference between the actual pension benefit payable under the management employee retirement plan and what such pension benefit would be if calculated without regard to any limitation imposed by the Internal Revenue Code on pension benefits or covered compensation, (b) an amount calculated so as to provide participants with a supplemental lifetime annuity, estimated to amount to between 8% and 10% of final average compensation depending on which pension payment option is selected, and (c) an amount for certain participants equal to the difference between the actual pension benefit payable under the management employee retirement plan and what such pension benefit would be if calculated under the prior benefit formula in effect on December 31, 1988. Except for a "change in control" of WEC, as defined in the SERP, no such payments are made until after the participant's retirement or death.






                                                           17

WEC has entered into an agreement with Mr. Abdoo, who cannot accumulate by normal retirement age the maximum number of years of credited service under the management employee retirement plan. According to this agreement, Mr.
Abdoo at retirement will receive supplemental retirement payments which will make his total retirement benefits at age 58 or older substantially the same as those payable to employees who are age 60 or older, who are in the same compensation bracket and who became plan participants at the age of 25. Mr.
Abdoo's agreement, the SERP and the Executive Deferred Compensation Plan provide for a grantor trust to fund such agreement and plans and to provide for optional lump sum payments and, in the instance of a change in control, mandatory lump sum payouts without regard to whether the executive's employment has terminated. In each case, the interest rate benchmark formula for calculating the lump sum amount is the five-year U. S. Treasury Note yield as of the last business day of the month prior to date of payment. The WEC
Amended Non-Qualified Trust has been established and funded for this purpose.

Mr. Abdoo's agreement, the SERP, the Executive Deferred Compensation Plan, the
Directors' Deferred Compensation Plan and the Amended Non-Qualified Trust have each been amended to provide that WEC's proposed merger with NSP will not constitute a change in control under such agreement, plans and trust.


         STOCK OWNERSHIP OF DIRECTORS, NOMINEES AND EXECUTIVE OFFICERS

The following table lists the beneficial ownership of WEC common stock (as well as the phantom common stock shares) of each director, nominee, named executive officer and all directors and executive officers as of February 29, 1996. Included are shares owned by each individual's spouse, minor children or any other relative sharing the same residence, as well as shares held in a fiduciary capacity or held in WEC's Stock Plus and Wisconsin Electric's MESP.


                           Number                                 Number
                             of                                     of
     Name                  Shares(1)   Name                       Shares(1)
     --------------------  ------      -------------------------  ------
     Richard A. Abdoo      18,636      Geneva B. Johnson           2,569
     John F. Ahearne          395      David K. Porter             9,576
     John F. Bergstrom      5,098      Jerry G. Remmel             6,917
     Francis Brzezinski     2,730      Frederick P. Stratton, Jr.  5,718
     Robert A. Cornog       2,473      Jon G. Udell (2)            6,679
     Richard R. Grigg, Jr.  3,001

     All directors and executive officers as a group (13 persons, including those listed above).....81,939 (3)

     (1) Share units held in the WEC phantom common stock account under WEC's Directors' Deferred Compensation Plan or Executive Deferred
     Compensation Plan are:  Mr. Abdoo (3,040), Mr. Bergstrom (2,098),
     Mr. Brzezinski (754), Mr. Cornog (183), Mr. Grigg (106), Mrs. Johnson
     (287), Mr. Porter (186), and Mr. Stratton (418). Share units are intended to reflect the performance of WEC common stock and are payable in cash.

     (2) Dr. Udell disclaims beneficial ownership of 2,803 of such shares.

     (3) Amount is less than 1% of total WEC common stock outstanding.



                                                           18

Each person has sole voting and investment power as to all shares listed for such person (other than the phantom common stock share units indicated above) except that the following persons have shared voting and/or investment power as to the indicated number of shares so listed: Mr. Brzezinski (176), Mr.
Stratton (3,300), Dr. Udell (2,803) and all directors and executive officers as a group (6,768).
Information on beneficially owned shares is based on data furnished by the specified persons and is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as required for purposes of this proxy statement. It is not necessarily to be construed as an admission of beneficial ownership for other purposes.


                              PERFORMANCE GRAPHS

The charts below show a comparison of the cumulative total return, including reinvested dividends, over five years and over ten years had $100 been invested at the close of business on December 31, 1990 and December 31, 1985, respectively, in each of WEC common stock (WE common stock prior to January 1, 1987 when WEC became the holding company for WE), the Standard & Poor's
("S&P") 500 Index and a Peer Group Index. Peer return is weighted by market capitalization at the beginning of each period for which a return is indicated.

Additional, more detailed information about earnings is included in the Appendix to this proxy statement.


                       [FIRST PERFORMANCE GRAPH APPEARS HERE]

                          FIVE-YEAR CUMULATIVE TOTAL RETURN

                           Value of Investment at Year-End

              12/31/90  12/31/91  12/31/92  12/31/93  12/31/94  12/31/95
- - ------------  --------  --------  --------  --------  --------  ---------
| WEC           $100      $131      $139      $152      $151      $191  |
| Peer Group    $100      $134      $147      $166      $154      $212  |
| S&P 500       $100      $130      $140      $155      $157      $215  |
- - -------------------------------------------------------------------------

                       [SECOND PERFORMANCE GRAPH APPEARS HERE]

                          TEN-YEAR CUMULATIVE TOTAL RETURN

                           Value of Investment at Year-End

             12/31/85  12/31/86  12/31/87  12/31/88  12/31/89  12/31/90  12/31/91  12/31/92  12/31/93  12/31/94  12/31/95
- - -----------  --------  --------  --------  --------  --------  --------  --------  --------  -------- ---------  ---------
| WEC          $100      $139      $126      $160      $201      $211      $276      $294      $320      $318      $396  |
| Peer Group   $100      $130      $121      $138      $172      $174      $234      $255      $290      $268      $360  |
| S&P 500      $100      $119      $125      $145      $192      $186      $242      $261      $287      $291      $400  |
- - --------------------------------------------------------------------------------------------------------------------------

The Peer Group companies generally have significant electric utility operations with comparable revenues, net income, total assets and market capitalization to WEC. The companies in the Index are: Baltimore Gas & Electric Company, Boston Edison Company, CINergy Corp., DPL Inc., DQE Inc., Florida Progress Corporation, New England Electric System, NIPSCO Industries, Inc., Northern States Power Company, Pinnacle West Capital Corporation, Potomac Electric Power Company, Public Service Company of Colorado, San Diego Gas & Electric Company, SCANA Corporation, TECO Energy, Inc., Union Electric Company, WPS Resources Corporation and WPL Holdings, Inc. Beginning with year 1994, The Cincinnati Gas & Electric Company was replaced as a member of WEC's Peer Group Index by CINergy Corp., the company which succeeded it in 1994 through a merger with another corporation which was not part of the Peer Group Index. WEC is not in the Peer Group Index.


                            1997 ANNUAL MEETING

PROPOSED WEC/NSP MERGER. Under WEC's merger agreement with NSP, which was approved by the stockholders of both corporations on September 13, 1995, WEC will be renamed Primergy Corporation ("Primergy"). The Primergy Board of Directors at the effective time of the merger will consist of twelve persons, six of whom shall be designated by WEC and six of whom shall be designated by NSP. Subject to obtaining all requisite regulatory approvals, the merger is presently expected to become effective by January 1, 1997. In that event, the WEC (Primergy) Board would be restructured in accordance with the merger agreement before the 1997 Annual Meeting of Stockholders of WEC (Primergy).

DIRECTOR CANDIDATES. Stockholders wishing to propose director candidates for consideration and recommendation by the Nominating Committee for election at the 1997 Annual Meeting must submit the name(s) and qualifications of any proposed candidate(s) to WEC's Corporate Secretary not later than September 16, 1996. The Nominating Committee and WEC Board have approved director candidate selection criteria which are designed to provide the Board with a diversity of experience to allow it to effectively meet the many challenges WEC faces in today's changing environment. The Bylaws state that directors shall be stockholders of WEC.

STOCKHOLDER PROPOSALS. Stockholders wishing to submit written proposals for inclusion in the proxy statement for the 1997 Annual Meeting must send the proposals to WEC's Corporate Secretary so as to be received on or before December 4, 1996.

NOMINATIONS OR PROPOSALS FROM THE FLOOR. Stockholders wishing to propose any floor nominations for director or floor proposals at the 1997 Annual Meeting must provide notice thereof and submit certain other documentation as required by WEC's Bylaws to WEC's Corporate Secretary so as to be received at least 70 days and not more than 100 days prior to April 30, 1997, the scheduled date of such annual meeting.

The address of the Corporate Secretary is 231 West Michigan Street, P. O. Box 2949, Milwaukee, Wisconsin 53201.

                          AVAILABILITY OF FORM 10-K

A COPY (WITHOUT EXHIBITS) OF WEC'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 1995 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS AVAILABLE WITHOUT CHARGE TO ANY STOCKHOLDER OF RECORD OR BENEFICIAL OWNER OF WEC COMMON STOCK BY WRITING TO THE CORPORATE SECRETARY, ANN MARIE BRADY, 231 WEST MICHIGAN STREET, P. O. BOX 2949, MILWAUKEE, WISCONSIN 53201. FOR YOUR CONVENIENCE, THE WEC CONSOLIDATED FINANCIAL STATEMENTS AND CERTAIN OTHER INFORMATION FOUND IN THE FORM 10-K IS INCLUDED IN APPENDIX A TO THIS PROXY STATEMENT.

                                              Wisconsin Energy Corporation




                                                       APPENDIX A


                                               ANNUAL FINANCIAL STATEMENTS
                                                and REVIEW of OPERATIONS

ITEM 6.  SELECTED FINANCIAL DATA

WISCONSIN ENERGY CORPORATION

CONSOLIDATED SELECTED FINANCIAL DATA

===============================================================================================
                                        (Thousands of Dollars except for per share amounts)
- - -----------------------------------------------------------------------------------------------
Year Ended December 31                  1995        1994        1993**      1992**      1991**
- - ----------------------               ----------  ----------  ----------  ----------  ----------
Net income                           $  234,034  $  180,868* $  190,135  $  171,239  $  190,125
Earnings per share of
 common stock ($)                          2.13        1.67*       1.80        1.66        1.85
Dividends per share
 of common stock ($)                      1.455       1.396       1.341       1.285       1.223

Operating revenues
 Electric                            $1,437,480  $1,403,562  $1,347,844  $1,298,723  $1,292,809
 Gas                                    318,262     324,349     331,301     283,699     273,803
 Steam                                   14,742      14,281      14,090      13,093      12,986
                                     ----------  ----------  ----------  ----------  ----------
Total operating revenues             $1,770,484  $1,742,192  $1,693,235  $1,595,515  $1,579,598
                                     ==========  ==========  ==========  ==========  ==========

Total assets                         $4,560,735  $4,408,259  $4,270,592  $3,788,955  $3,533,745

Long-term debt and preferred stock-
 redemption required                 $1,367,644  $1,283,686  $1,300,781  $1,289,082  $1,175,417
- - -----------------------------------------------------------------------------------------------
Sales and Customers - Utility

Electric
 Megawatt-hours sold                 27,283,869  26,911,363  25,685,436  24,747,581  25,016,247
 Customers (End of year)                955,616     944,855     932,285     919,466     907,871

Gas
 Therms delivered (Thousands)           886,729     811,219     809,348     772,036     767,071
 Customers (End of year)                357,030     347,080     336,571     327,247     317,891

Steam
 Pounds sold (Millions)                   2,532       2,395       2,376       2,284       2,282
 Customers (End of year)                    473         471         459         472         468
===============================================================================================

CONSOLIDATED QUARTERLY FINANCIAL DATA

===============================================================================================
                                        (Thousands of Dollars except for per share amounts)
- - -----------------------------------------------------------------------------------------------
                                                        March                     June
Three Months Ended                                 1995        1994          1995        1994
- - ------------------                              ---------   ---------     ---------   ---------
Total operating revenues                        $ 471,122   $ 509,681     $ 405,093   $ 400,340
Operating income                                   84,572      43,436*       72,848      63,854
Net income                                         62,534      22,822*       51,595      43,430
Earnings per share of common stock ($)               0.57        0.21*         0.47        0.40
- - -----------------------------------------------------------------------------------------------
- - -----------------------------------------------------------------------------------------------
                                                      September                  December
Three Months Ended                                 1995        1994          1995        1994
- - ------------------                              ---------   ---------     ---------   ---------
Total operating revenues                        $ 426,413   $ 400,512     $ 467,856   $ 431,659
Operating income                                   80,704      71,248        90,897      84,735
Net income                                         58,436      51,490        61,469      63,126
Earnings per share of common stock ($)               0.53        0.48          0.56        0.58
===============================================================================================

Quarterly results of operations are not directly comparable because of seasonal and other factors.
See MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.
*  Includes nonrecurring $73.9 million charge in 1994 ($45 million net of tax or $.42 per share)
   related to WE's Revitalization program.
** Restated to reflect the merger of Wisconsin Southern Gas Company, Inc. ("WSG") into Wisconsin
   Natural Gas Company ("WN") effective on January 1, 1994.

                                                                  A-1

Electric Revenues, Kilowatt-Hour Sales and Customer Statistics

Year Ended December 31                 1995        1994        1993        1992        1991
- - ----------------------              ----------  ----------  ----------  ----------  ----------
Operating Revenues ($000)
  Residential                       $  507,416  $  484,627  $  472,903  $  441,240  $  444,542
  Small commercial and industrial      423,039     406,043     386,736     372,213     363,906
  Large commercial and industrial      401,794     398,179     380,482     381,083     372,768
  Other retail                          13,505      13,750      13,975      15,245      15,368
  Resale - municipals                   55,813      55,508      57,039      62,787      71,382
                                    ----------  ----------  ----------  ----------  ----------
Total retail and municipals          1,401,567   1,358,107   1,311,135   1,272,568   1,267,966
  Resale - public utilities             24,811      31,295      25,879      18,080      18,476
                                    ----------  ----------  ----------  ----------  ----------
Total revenue from sales             1,426,378   1,389,402   1,337,014   1,290,648   1,286,442
  Other operating revenue               11,102      14,160      10,830       8,075       6,367
                                    ----------  ----------  ----------  ----------  ----------
Total Operating Revenues            $1,437,480  $1,403,562  $1,347,844  $1,298,723  $1,292,809
                                    ==========  ==========  ==========  ==========  ==========
Kilowatt-hour Sales (Millions)
  Residential                            7,043       6,670       6,551       6,230       6,567
  Small commercial and industrial        7,047       6,699       6,358       6,155       6,153
  Large commercial and industrial       10,640      10,472       9,771       9,702       9,462
  Other retail                             182         189         196         217         226
  Resale - municipals                    1,369       1,415       1,580       1,779       1,935
                                    ----------  ----------  ----------  ----------  ----------
Total retail and municipals             26,281      25,445      24,456      24,083      24,343
  Resale - public utilities              1,003       1,466       1,229         665         673
                                    ----------  ----------  ----------  ----------  ----------
Total Sales                             27,284      26,911      25,685      24,748      25,016
                                    ==========  ==========  ==========  ==========  ==========
Number of Customers - Average
  Residential                          857,924     846,745     835,685     824,544     814,078
  Small commercial and industrial       90,386      88,765      87,351      85,990      84,540
  Large commercial and industrial          679         674         675         670         664
  Other                                  1,821       1,811       1,831       1,945       1,980
                                    ----------  ----------  ----------  ----------  ----------
Total                                  950,810     937,995     925,542     913,149     901,262
                                    ==========  ==========  ==========  ==========  ==========
Gas Revenues, Therms Delivered and Customer Statistics

Year Ended December 31                 1995        1994        1993**      1992**      1991**
- - ----------------------              ----------  ----------  ----------  ----------  ----------
Operating Revenues ($000)
  Residential                       $  194,226  $  200,824  $  199,509  $  175,824  $  170,827
  Commercial and Industrial             94,482     102,496     102,425      82,853      77,031
  Interruptible and other               12,763      15,338      12,858       9,406       9,959
                                    ----------  ----------  ----------  ----------  ----------
    Total revenues from sales          301,471     318,658     314,792     268,083     257,817
  Other operating revenue               16,791       5,691      16,509      15,616      15,986
                                    ----------  ----------  ----------  ----------  ----------
      Total Operating Revenues      $  318,262  $  324,349  $  331,301  $  283,699  $  273,803
                                    ==========  ==========  ==========  ==========  ==========
Therms Delivered (Thousands)
  Residential                          345,140     323,913     322,444     309,968     308,980
  Commercial and Industrial            207,358     199,206     202,549     183,588     176,707
  Interruptible and other               50,646      47,467      34,608      24,710      26,442
                                    ----------  ----------  ----------  ----------  ----------
    Total Sales                        603,144     570,586     559,601     518,266     512,129
  Transportation of Customer
    Owned Gas                          283,585     240,633     249,747     253,770     254,942
                                    ----------  ----------  ----------  ----------  ----------
      Total Delivered                  886,729     811,219     809,348     772,036     767,071
                                    ==========  ==========  ==========  ==========  ==========
Number of Customers - Average
  Residential                          321,643     311,288     302,355     293,437     284,728
  Commercial and Industrial             29,287      28,506      27,871      27,291      26,536
  Interruptible and other                  361         340         356         376         404
                                    ----------  ----------  ----------  ----------  ----------
    Total                              351,291     340,134     330,582     321,104     311,668
                                    ==========  ==========  ==========  ==========  ==========
Degree Days (Milwaukee)
  Heating (Normal 7,020)                 6,825       6,431       6,775       6,723       6,416
  Cooling (Normal   650)                   953         877         651         364       1,056

** Restated to reflect the merger of WSG into WN effective on January 1, 1994.
                                                                  A-2

ITEM 7.  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
         CONDITION AND RESULTS OF OPERATIONS

Effective January 1, 1996, Wisconsin Energy Corporation ("WEC" or the "Company") merged its natural gas utility subsidiary, Wisconsin Natural Gas Company ("WN"), into its electric and steam utility subsidiary, Wisconsin Electric Power Company ("WE"), to form a single combined utility subsidiary. Where applicable, references to WE include WN prior to the merger. Additional information concerning the merger may be found below under "RESULTS OF OPERATIONS - Mergers" and in Note B - "Mergers" in the NOTES TO FINANCIAL STATEMENTS.

As previously reported, WEC has entered into an agreement with Northern States Power Company, a Minnesota corporation ("NSP"), which provides for a strategic business combination involving the two companies in a "merger-of-equals" transaction. The future operations and financial position of the Company will be significantly affected by the proposed merger. Consummation of the proposed merger is subject to a number of conditions, including obtaining all required regulatory approvals. Additional information concerning such agreement and proposed transaction may be found below under "RESULTS OF OPERATIONS - Mergers", in MARKET FOR REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS - "Dividend Policy of Primergy" and in Note B - "Mergers" in the NOTES TO FINANCIAL STATEMENTS (including unaudited pro forma financial information).

RESULTS OF OPERATIONS

Earnings

1995 Compared to 1994: Earnings per share of WEC's common stock in 1995 were $2.13 compared with $1.67 per share in 1994, an increase of 27.5%. Earnings during 1994 reflect a nonrecurring charge of approximately $73.9 million ($45 million net of tax, or 42 cents per share) associated with the organizational restructuring program at WE.

The 1994 nonrecurring charge primarily included the costs of early retirement and severance packages which were elements of a revitalization program ("Revitalization") designed to better position the Company in a changing energy marketplace. The Company has recovered the 1994 nonrecurring charge in avoided labor costs that would have been charged to Other Operations and Maintenance expense during 1994 and 1995.

Excluding the Revitalization charge, 1995 earnings per share of common stock were 1.9% greater than 1994 earnings per share of $2.09. The increase in 1995 earnings reflects 1.4% higher electric sales, 9.3% higher gas deliveries and a 3.1% decrease in Other Operation and Maintenance expenses. Electric sales grew primarily as a result of warmer summer weather during 1995. Gas deliveries increased due to increased deliveries to Interruptible and Transportation customers and to colder weather during the fourth quarter of 1995. Additional economic activity in WE's service area also contributed to the increase in electric sales and gas deliveries. The reduction in Other Operation and Maintenance expenses primarily reflects payroll-related savings and efficiencies gained through WE's Revitalization program.

1993 Through 1995: Earnings per share of common stock increased at a compound annual rate of 8.9% from $1.80 in 1993 to $2.13 in 1995. The increase in earnings per share primarily resulted from corresponding growth in electric sales and therm deliveries and a decline in Other Operation and Maintenance expense.

ITEM 7.  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
         CONDITION AND RESULTS OF OPERATIONS - (cont'd)

Wisconsin Electric Revitalization

In response to increasing competitive pressures in the markets for electricity and natural gas, WE implemented Revitalization in 1994 to increase efficiencies and improve customer service by reengineering and restructuring the organization. The new structure consolidated many business functions and simplified work processes. See Note K - "Benefits Other Than Pensions" in the NOTES TO FINANCIAL STATEMENTS.

Mergers

Wisconsin Natural Gas Company: As part of Revitalization, WEC has merged WN into WE. The merger, which was effective January 1, 1996, is expected to improve customer service and reduce operating costs. The accounting treatment for this merger was similar to that which would result from a pooling of interests.

Wisconsin Southern Gas Company, Inc.: Effective January 1, 1994, WEC acquired Wisconsin Southern Gas Company, Inc. ("WSG") through a statutory merger of WSG into WN in which all of WSG's common stock was converted into common stock of WEC. WSG was a gas utility engaged in the purchase, distribution, transportation and sale of natural gas primarily in an area of southeastern Wisconsin which was contiguous to WN's service territory. WSG was merged into WN using the pooling of interests method of accounting. Accordingly, prior years' financial and statistical information was restated to include WSG at historical values.

Northern States Power Company: On April 28, 1995, WEC and NSP entered into an Agreement and Plan of Merger, which was amended and restated as of July 26, 1995 ("Merger Agreement"). The Merger Agreement provides for a strategic business combination involving WEC and NSP in a "merger-of-equals" transaction ("Transaction"). As a result, WEC will become a registered public utility holding company under the Public Utility Holding Company Act of 1935, as amended ("PUHCA"), and will change its name to Primergy Corporation ("Primergy"). Primergy will be the parent company of WE (which will be renamed Wisconsin Energy Company), of NSP (which, for regulatory reasons, will reincorporate in Wisconsin ("New NSP")), and of the other subsidiaries of WEC and NSP. In connection with the Transaction, Northern States Power Company, a Wisconsin corporation ("NSP-WI"), currently a utility subsidiary of NSP, will be merged into Wisconsin Energy Company. Prior to the merger of NSP-WI into Wisconsin Energy Company, New NSP will acquire from NSP-WI certain gas utility assets. The Transaction is intended to be tax free for income tax purposes and to be accounted for as a pooling of interests.

On September 13, 1995, stockholders of WEC and NSP voted to approve the Transaction. Under the provisions of the Merger Agreement, each share of WEC and NSP common stock will become 1.0 and 1.626 shares of Primergy common stock, respectively, following the proposed Transaction.

As a result of the Transaction, the Company anticipates cost savings of approximately $2 billion over a ten year period, net of transaction costs and costs to achieve the savings of approximately $30 million and $122 million, respectively. WE and NSP have proposed, in their filings with the numerous state jurisdictions to which they are subject, a reduction of approximately 1.5% in retail electric rates beginning on or about January 1997 (assuming that the Transaction is then consummated) and a rate freeze through the year

ITEM 7.  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
         CONDITION AND RESULTS OF OPERATIONS - (cont'd)

Mergers - (cont'd)

2000, subject to certain exceptions regarding matters beyond WE's or NSP's control. For the same periods and subject to the same types of exceptions, WE and NSP-WI have proposed a $4.2 million reduction in retail gas rates on an annualized basis in Wisconsin and Michigan and a rate freeze through the year 2000. Similarly, NSP anticipates proposing in 1996 a 1.25% rate reduction for retail gas customers in North Dakota and four and two year rate freezes in North Dakota and Minnesota, respectively, effective following consummation of the Transaction. Subject to the same types of exceptions noted above, WE and NSP have agreed to a freeze in their electric wholesale rates for a four year period subsequent to the Transaction. In December 1995, WEC and NSP entered into a settlement agreement with certain municipal Wisconsin intervenors that ended the latters' participation in the FERC and state merger proceedings.
The settlement agreement, which provides for certain rate reductions on power sales and transmission services, is pending FERC action. The state filings include a request for deferred accounting treatment and rate recovery of costs incurred associated with the Transaction. As of December 31, 1995, WEC has deferred $8.1 million of costs associated with the Transaction as a component of Deferred Charges and Other Assets-Other.

The Merger Agreement is subject to various conditions including approval by all applicable regulatory authorities. In July 1995, WEC and NSP filed an application and supporting testimony with the FERC seeking approval of the Merger Agreement. In August 1995, WEC and NSP made similar filings with regulatory agencies in the states where WEC and NSP provide utility services and in which such filings are required. Applications for license amendments and approvals relating to the Merger Agreement were filed with the Nuclear Regulatory Commission ("NRC") in the fall of 1995. The FERC has put the merger application on an accelerated schedule, ordering the administrative law judge's initial decision by August 30, 1996 and briefs on exception by September 30, 1996. In March 1996, the Public Service Commission of Wisconsin ("PSCW") requested that the FERC broaden the scope of the merger application hearing to evaluate whether the proposed Transaction will impair effective state oversight of retail rates. The matter is pending. Not all of the regulatory agencies have established a timetable for their decision.

During 1995, WEC and NSP received a ruling from the Internal Revenue Service indicating that the proposed successive merger transactions defined in the Merger Agreement would not prevent the treatment of the Transaction as a tax-free reorganization under applicable tax law if each transaction independently so qualified. In 1996, WEC and NSP will file an application with the Securities and Exchange Commission ("SEC") for authority to form Primergy under the requirements of PUHCA as well as required notifications with the Federal Trade Commission and the Department of Justice under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. Subject to obtaining all requisite approvals, WEC and NSP anticipate completing the Transaction by January 1, 1997.

The SEC may require, as a condition to its approval of the Transaction, that WEC and NSP divest their gas utility properties and possibly certain non-utility ventures within a reasonable time after the Transaction is consummated. In a few cases, the SEC has allowed the retention of such properties or deferred the question of divestiture for a substantial period of

ITEM 7.  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
         CONDITION AND RESULTS OF OPERATIONS - (cont'd)

Mergers - (cont'd)

time. In those cases in which divestiture has taken place, the SEC has usually allowed enough time to complete the divestiture so as to allow the applicant to avoid a "fire sale" of the divested assets. WEC and NSP believe strong policy reasons and prior SEC decisions exist which support their retaining their existing gas utility properties and non-utility ventures, or, alternatively, which support deferring the question of divestiture for a substantial period of time; accordingly, WEC and NSP will request in their merger application with the SEC that WEC and NSP be allowed to retain, or, in the alternative, that the question of divestiture be deferred with respect to, WEC's and NSP's existing gas utility properties and non-utility ventures.

Regulatory authorities may also require the restructuring of transmission system operations or administration. WEC and NSP currently cannot determine if such restructuring will be required. In addition, Wisconsin State law limits the total assets of non-utility affiliates of Primergy, which could affect the amount of non-regulated operations.

Electric Revenues, Gross Margins and Sales

1995 Compared to 1994: Despite an annualized $16 million or 1.3% Wisconsin retail electric fuel adjustment rate decrease that became effective on August 4, 1994, total Electric Operating Revenues increased by 2.4% from $1,404 million in 1994 to $1,437 million in 1995 due to increased 1995 electric sales. The gross margin on Electric Operating Revenues (Electric Operating Revenues less Fuel and Purchased Power expenses) increased by 1.6% from $1,075 million in 1994 to $1,092 million in 1995. The gross margin grew because the increased electric sales were primarily to Residential and Small Commercial/Industrial customers who contribute higher margins to earnings than other customer classes.

==============================================================================
Electric Gross Margin ($000)            1995             1994       % Change
- - ----------------------------         ----------       ----------    --------
  Electric Operating Revenues        $1,437,480       $1,403,562       2.4
  Fuel & Purchased Power                345,387          328,485       5.1
                                     ----------       ----------
  Gross Margin                       $1,092,093       $1,075,077       1.6
==============================================================================

Total electric sales, detailed below by customer class, increased by 1.4% to approximately 27,284,000 megawatt-hours in 1995 compared to 26,911,000 megawatt-hours in 1994. Electric sales were positively impacted by substantially warmer summer weather conditions during 1995, resulting in increased use of electricity for air conditioning and other cooling purposes. As measured by cooling degree days, the 1995 cooling season (June through August) was 27.7% warmer than the same period in 1994. During the summer of 1995, WE experienced eight days of electric peak demands greater than the previous record which had been set in June 1994. The increase in electric sales also reflects colder winter weather during the fourth quarter of 1995 and a moderate increase in economic activity in WE's service area.

ITEM 7.  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
         CONDITION AND RESULTS OF OPERATIONS - (cont'd)

Electric Revenues, Gross Margins and Sales - (cont'd)

==============================================================================
Electric Sales (Megawatt-hours)         1995             1994       % Change
- - -------------------------------      ----------       ----------    --------
  Residential                         7,042,691        6,670,081       5.6
  Small Commercial/Industrial         7,047,277        6,699,073       5.2
  Large Commercial/Industrial        10,639,782       10,471,869       1.6
  Other                               1,550,937        1,603,741      (3.3)
                                     ----------       ----------
  Total Retail and Municipal         26,280,687       25,444,764       3.3
  Resale-Utilities                    1,003,182        1,466,599     (31.6)
                                     ----------       ----------
  Total Sales                        27,283,869       26,911,363       1.4
==============================================================================

The warmer 1995 summer weather increased sales primarily to Residential and Small Commercial/Industrial customers. These customers are more sensitive to weather variations than other customer classes. The average number of customers in the Residential and Small Commercial/Industrial customer classes grew by 1.3% and 1.8% or from 846,745 and 88,765, respectively, in 1994 to 857,924 and 90,386 in 1995.

Electric energy sales to the Empire and Tilden iron ore mines, WE's two largest customers, decreased by 0.5% to 2,296,000 megawatt-hours in 1995 compared to 2,308,000 megawatt-hours in 1994. Excluding the mines, sales to Large Commercial/Industrial customers increased 2.2%.

The 3.3% reduction in 1995 sales to the Other customer class is largely the result of reductions in sales to WPPI, WE's largest municipal power agency customer. WPPI has been reducing its purchases from WE subsequent to acquiring generating capacity in 1990, 1993 and 1996. Since that time, WPPI has expanded the use of its existing generating facilities and has installed additional capacity, further reducing its reliance on energy purchases from WE. These sales reductions did not have a significant effect on earnings.

The market for electric wholesale customers (included in the Other customer class) is increasingly competitive. WE is in the process of renegotiating or has renegotiated long-term power sales contracts with most of its municipal wholesale customers. While WE anticipates retaining most of these customers over the long-term, WE expects that municipal wholesale revenues will begin to decline starting in 1996 as a result of lower margins included in the renegotiated contracts. WE is actively seeking to obtain new municipal wholesale customers to increase sales in this customer class.

Resale of energy to other utilities declined 31.6% in 1995. This decline can in part be attributed to unplanned or longer than expected outages at two of WE's least cost generating facilities during 1995 and to increased retail customer load as a result of the warmer summer weather, both of which reduced the opportunity to sell electric energy to other utilities. Additionally, Upper Peninsula Power Company has permanently reduced the amount of energy that it is purchasing from WE for resale. These sales reductions did not have a significant effect on earnings.

1993 Through 1995: Total Electric Operating Revenues increased at a compound annual growth rate of 3.3% or from approximately $1,348 million in 1993 to

ITEM 7.  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
         CONDITION AND RESULTS OF OPERATIONS - (cont'd)

Electric Revenues, Gross Margins and Sales - (cont'd)

$1,437 million in 1995 due to increased electric sales. Total electric sales grew from 25,685,000 megawatt-hours in 1993 to 27,284,000 megawatt-hours in 1995, a compound annual increase of 3.1%. These increases reflect, among other things, more favorable weather conditions in 1995 and a moderate increase in economic activity in WE's service area. The gross margin on Electric Operating Revenues increased at a compound annual rate of 3.0% from approximately $1,030 million in 1993 to $1,092 million in 1995. This was due to increased electric sales to Residential and Small Commercial/Industrial customers who contribute higher margins to earnings than other customer classes.

From 1993 through 1995, sales to Residential and Small Commercial/Industrial customers increased at compound annual rates of 3.7% and 5.3% or from 6,551,000 and 6,358,000 megawatt-hours, respectively, in 1993 to 7,043,000 and 7,047,000 megawatt-hours in 1995. This increase was due primarily to warm summer weather in 1994 and 1995. The average number of Residential and Small Commercial/Industrial customers has increased at compound annual rates of 1.3% and 1.7%, respectively, during this period.

Large Commercial/Industrial sales increased from 9,771,000 megawatt-hours in 1993 to 10,640,000 megawatt-hours in 1995, a compound annual increase of 4.3% attributable in part to a five-week long mine strike during the third quarter of 1993 which reduced 1993 sales. WE's contracts with the mines require the payment of a demand charge regardless of power usage which partially offset the impact on 1993 revenues of lost sales. Sales to the mines represented 8.4%, 8.6% and 7.8% of total electric sales during 1995, 1994 and 1993, respectively.

For the three year period ending with 1995, sales to the Other customer class declined from 1,776,000 megawatt-hours in 1993 to 1,551,000 megawatt-hours in 1995, a compound annual decrease of 6.6% resulting from the decreased sales to WPPI noted above. Sales for Resale to other utilities declined from 1,229,000 megawatt-hours in 1993 to 1,003,000 megawatt-hours in 1995, a compound annual decrease of 9.7% resulting from the decreased opportunity sales and the reduction in purchases by Upper Peninsula Power Company described above.

In addition to the results of higher total electric sales, the compound annual increase in Electric Operating Revenues since 1993 includes the impacts of rate changes which were effective during 1993 and 1994 as shown below in "Rates and Regulatory Matters."

Gas Revenues, Gross Margins and Sales

1995 Compared to 1994: Despite an increase in 1995 total gas deliveries, total Gas Operating Revenues decreased by 1.9% or from $324 million in 1994 to $318 million in 1995 as a result of a reduction in the cost of gas which is recovered through the purchased gas adjustment clause. The gross margin on Gas Operating Revenues (Gas Operating Revenues less Cost of Gas Sold) increased by 3.7% or from $125 million in 1994 to $129 million in 1995. The gross margin grew because of increased therm sales to Residential and Commercial customers who contribute higher margins to earnings than other customer classes.

ITEM 7.  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
         CONDITION AND RESULTS OF OPERATIONS - (cont'd)

Gas Revenues, Gross Margins and Sales - (cont'd)

==============================================================================
Gas Gross Margin ($000)                 1995             1994       % Change
- - -----------------------              ----------       ----------    --------
  Gas Operating Revenues             $  318,262       $  324,349      (1.9)
  Cost of Gas Sold                      188,764          199,511      (5.4)
                                     ----------       ----------
  Gross Margin                       $  129,498       $  124,838       3.7
==============================================================================

Total natural gas therms delivered, detailed below by customer class, increased by 9.3% or from 811,219 thousand therms in 1994 to 886,729 thousand therms in 1995, due in part to the effects of weather. Colder weather during the fourth quarter of 1995 contributed to net increased deliveries for the year. As measured by heating degree days, the fourth quarter was 43.1% colder than the same period in 1994. The increase in therms delivered also reflects the warmer summer weather conditions noted above, which increased therm deliveries to electric peak generating stations described below, and a moderate increase in economic activity in WE's service area.

==============================================================================
Therms Delivered - Thousands            1995             1994       % Change
- - ----------------------------         ----------       ----------    --------
  Residential                           345,140          323,913       6.6
  Commercial/Industrial                 207,358          199,206       4.1
  Interruptible                          50,646           47,467       6.7
                                     ----------       ----------
  Total Sales                           603,144          570,586       5.7
  Transported Customer Owned Gas        283,585          240,633      17.8
                                     ----------       ----------
  Total Gas Delivered                   886,729          811,219       9.3
==============================================================================

The colder fourth quarter of 1995 weather increased sales to Residential and Commercial customers. These customers are more sensitive to weather variations as a result of heating requirements than other customer classes. The average number of Residential and Commercial/Industrial customers increased by 3.3% and 2.7% or from 311,288 and 28,506, respectively, in 1994 to 321,643 and 29,287 in 1995.

During 1995, therm deliveries to Interruptible and Transportation customers increased by 6.7% and 17.8%, respectively. WE attributes these increases in part to increased electric generation peaking requirements of its Concord ("Concord") and Paris ("Paris") Generating Stations, especially given the warmer weather during the summer of 1995. All of the gas fired generating units at Concord and Paris were in operation by the end of the second quarter of 1995 while only the generating units at Concord were in operation by the end of the second quarter of 1994. Deliveries to the Concord and Paris peaking power plants are at rates approved by the PSCW.

WE transports gas for customers who purchase gas directly from other suppliers. Rates charged for transportation services are designed to recover the same margin as natural gas sold directly by WE.

ITEM 7.  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
         CONDITION AND RESULTS OF OPERATIONS - (cont'd)

Gas Revenues, Gross Margins and Sales - (cont'd)

WE arranges for its own gas supply under contracts with terms of various lengths. Changes in the cost of natural gas purchased at market prices are passed through to customers via WE's purchased gas adjustment clause.

1993 Through 1995: While total Gas Operating Revenues decreased at a compound annual rate of 2.0% or from $331 million in 1993 to $318 million in 1995, the gross margin on Gas Operating Revenues increased at a compound annual rate of 5.1% or from $117 million in 1993 to $129 million in 1995. Total therms delivered increased from 809,348 thousand therms in 1993 to 886,729 thousand therms in 1995, or at a compound annual rate of 4.7%. Despite an annualized $9 million or 3.3% rate increase that became effective September 2, 1993 and the increased therm deliveries, Gas Operating Revenues declined due to a reduction in the cost of gas which is passed through to customers via the
purchased gas adjustment clause.   Gross margin grew as a result of increased
therm sales to Residential and Commercial customers who contribute higher margins to earnings than other customer classes. Total therm deliveries increased in part due to favorable weather conditions and moderate economic growth in WE's service territory from 1993 through 1995.

From 1993 through 1995, therm sales to Residential and Commercial/Industrial customers increased at compound annual rates of 3.5% and 1.2% or from 322,444 thousand and 202,549 thousand therms, respectively, in 1993 to 345,140 thousand and 207,358 thousand therms in 1995. The average number of Residential and Commercial/Industrial customers increased at compound annual rates of 3.1% and 2.5%, respectively, during this period. Therm deliveries to Interruptible and to Transportation customers increased at compound annual rates of 21.0% and 6.6% or from 34,608 thousand and 249,747 thousand therms, respectively, in 1993 to 50,646 thousand and 283,585 thousand therms in 1995. These gas deliveries increased in part due to the increased electric generation peaking requirements of Paris and Concord noted above. Therms of Transported Customer Owned Gas accounted for 32.0%, 29.7% and 30.9% of WE's total therms delivered during 1995, 1994 and 1993, respectively.

Operating Expenses

1995 Compared to 1994: Excluding Depreciation expense, total operating income taxes and the nonrecurring 1994 Revitalization charge, total Operating Expenses decreased 0.9% in 1995, reflecting a reduction of approximately $16 million or 3.1% in Other Operation and Maintenance expenses attributable to payroll-related savings and efficiencies gained through WE's Revitalization program. Such reductions were partially offset by higher costs related to increased generation, the availability of Paris and unscheduled or longer than expected outages at two of WE's most efficient power plants.

Fuel expense increased by approximately $18 million or 6.2% while Purchased Power expense declined approximately $1 million or 1.9% in 1995. Fuel expense rose as a result of higher electric sales. Purchased Power expense fell as a result of decreased marginal generating costs at three of WE's fossil plants and the newly installed peaking capacity at Paris. Lower generating costs at the fossil plants were due to decreased per unit fuel costs and the benefits of Revitalization, allowing WE to substitute generation for power purchases. The addition of Paris in 1995 allowed WE to eliminate firm power purchase contracts that contained fixed demand charges. The unscheduled or

ITEM 7.  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
         CONDITION AND RESULTS OF OPERATIONS - (cont'd)

Operating Expenses - (cont'd)

longer than expected outages in 1995 noted above, however, offset most of the decrease in Purchased Power expense as WE purchased nonfirm replacement energy on the spot market.

Despite the increase in therm deliveries during 1995 noted above, Cost of Gas Sold decreased by approximately $11 million or 5.4% in 1995 as a result of a decrease in the average cost per therm sold.

From 1994 to 1995, total operating income taxes increased $41 million or 41.4% due to lower taxable income in 1994 caused by the nonrecurring Revitalization charge. Deferred Income Taxes - Net increased $22 million or 88.7% primarily due to tax matters related to the timing of payments made in connection with WE's Revitalization program.

1993 Through 1995: Since 1993, total Operating Expenses excluding Depreciation expense, total operating income taxes and the nonrecurring 1994 Revitalization charge have decreased at a compound annual rate of 2.1% or from $1,088 million in 1993 to $1,042 million in 1995. Other Operation and Maintenance expenses decreased from $555 million in 1993 to approximately $508 million in 1995, a compound annual decrease of 4.4% largely due to the Revitalization related work force reductions and efficiency gains referred to above as well as to lower expenditures made in connection with power plant renovation work as certain major maintenance programs were completed in 1994. These decreases have been partially offset by expenses associated with the implementation of Revitalization and increases in conservation-related expenses associated with improving the efficiency of customers' energy usage.

Fuel expense increased at a compound annual rate of 7.4% or from $263 million in 1993 to approximately $304 million in 1995, primarily due to increased electric sales. Purchased Power expense decreased at a compound annual rate of 12.7% or from $55 million in 1993 to approximately $42 million in 1995 due to the decreased marginal generating costs at three of WE's fossil plants noted above and to additional peak generating capacity placed in service at Concord and Paris in 1994 and 1995, respectively. A 6.1% compound annual decrease in the Cost of Gas Sold from $214 million in 1993 to approximately $189 million in 1995 is attributable to a decrease in the average cost per therm sold. Depreciation expense has increased at a compound annual rate of 4.9% from $167 million in 1993 to $184 million in 1995 as a result of higher depreciable plant balances. During this period, total operating income taxes and Deferred Income Taxes-Net have been affected by tax matters related to Revitalization as noted above and by a prior period reclassification between current and deferred income taxes.

Other Items

Other Interest Charges increased by $5 million between 1995 and 1994 and by $5 million between 1994 and 1993, reflecting increased average short-term debt balances, primarily at WE.

New Pronouncements: In 1995, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets ("FAS 121") and Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation ("FAS 123"). FAS 121 requires that long-lived assets be reviewed

ITEM 7.  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
         CONDITION AND RESULTS OF OPERATIONS - (cont'd)

Other Items - (cont'd)

for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. FAS 123 establishes reporting standards and an optional accounting method for stock-based employee compensation plans. The Company will adopt both standards prospectively in 1996. It is anticipated that adoption will not have a material effect on the Company's net income or financial position.

In February 1996, FASB released for comment an exposure draft of a Proposed Statement of Financial Accounting Standards ("FAS"), Accounting for Certain Liabilities Related to Closure or Removal of Long-Lived Assets. The proposed FAS, if issued, would require WE to recognize as a liability the present value of the estimated future total costs associated with closure or removal of certain long-lived assets and to correspondingly capitalize those costs. The capitalized costs would be depreciated to expense over the useful life of the asset. The proposed statement would become effective in 1997. This proposed FAS would apply to decommissioning costs for Point Beach Nuclear Plant ("Point Beach") and would result in WE recording a decommissioning liability and corresponding asset as required by the pronouncement. Currently, nuclear decommissioning costs are accrued as depreciation expense over the expected service lives of the two units at Point Beach based on an external sinking fund method. Any changes in depreciation expense due to differing assumptions between the proposed FAS and those currently required by the PSCW are not expected to be material and would most likely be deferrable and recoverable in rates. For additional information on the costs of decommissioning Point Beach, see Note F - "Nuclear Operations" in the NOTES TO FINANCIAL STATEMENTS.

Effects of Inflation: With expectations of low-to-moderate inflation, the Company does not believe the impact of inflation will have a material effect on its future results of operations.

Electric Sales and Gas Deliveries Outlook

Assuming moderate growth in the economy of its service territory and normal weather, WE presently anticipates total electric kilowatt-hour sales to grow at a compound annual rate of approximately 1.1% over the five-year period ending December 31, 2000. WE forecasts total therm deliveries of natural gas to grow at a compound annual rate of approximately 2.1% over the same five-year period. These forecasts are subject to a number of variables, including among others the economy, weather and the restructuring of the electric and gas utility industries, which may affect the actual growth in sales. These estimates do not reflect the operations of NSP, which will become a part of Primergy after consummation of the Transaction. See "RESULTS OF OPERATIONS - Mergers" above.

Rates and Regulatory Matters

The table below summarizes the projected annual revenue impact of recent rate changes authorized by regulatory commissions for the electric, natural gas and steam utilities of the Company based on the sales projections utilized by those commissions in setting rates. The PSCW regulates Wisconsin retail electric, steam and natural gas rates, while the FERC regulates wholesale power and electric transmission and gas transportation service rates. The Michigan Public Service Commission ("MPSC") regulates retail electric rates in Michigan. The PSCW has discontinued the practice of conducting annual rate

ITEM 7.  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
         CONDITION AND RESULTS OF OPERATIONS - (cont'd)

Rates and Regulatory Matters - (cont'd)

case proceedings, replacing it with a new schedule which calls for future rate cases to be conducted once every two years.

In support of its goal to become the lowest-cost energy provider in the region and in light of the operating cost reductions expected from the reengineering process discussed above, WE did not seek an increase in rates for 1994 or 1995.

==============================================================================
                                   Revenue           Percent
                                   Increase         Change in        Effective
Service                           (Decrease)          Rates            Date
- - -------------------------        ------------       ---------        ---------
                                  (Thousands)

 Retail electric, WI               $ (33,383)          (2.8)          01/01/96
 Retail electric, MI                  (1,128)          (3.3)          01/01/96
 Retail gas                           (8,298)          (2.6)          01/01/96
 Steam heating                          (790)          (5.1)          01/01/96
 Fuel electric, WI                   (16,179)*         (1.3)          08/04/94
 Fuel electric, WI                    (8,596)**        (0.9)          11/05/93
 Retail gas                            9,172            3.3           09/02/93
 Retail electric, MI                   1,366            4.3           07/09/93
 Wholesale electric                    6,000           10.6           06/09/93
 Retail electric, WI                  26,655            2.3           02/17/93
 Steam heating                           505            3.5           02/17/93
==============================================================================
*   The 8/4/94 fuel credit was eliminated 1/1/96 by PSCW Order.
**  The 11/5/93 fuel credit was eliminated 1/1/94 by PSCW Order.

Under the Wisconsin retail electric fuel cost adjustment procedure, retail electric rates may be adjusted, on a prospective basis, if cumulative fuel and purchased power costs, when compared to the costs projected in the retail electric rate proceeding, deviate from a prescribed range and are expected to continue to be above or below that range. WE believes that it has the ability to maintain low fuel costs through efficient management of its power supply system and fuel procurement practices. Therefore, WE has proposed the elimination of the retail electric fuel cost adjustment procedure in its 1997 Test Year filing with the PSCW. On December 15, 1995, the MPSC approved the suspension of the Power Supply Cost Recovery Clause (fuel adjustment procedure) for a five-year period for Michigan retail electric customers. In the case of natural gas costs, differences between the test year estimate and the actual cost of purchased gas are accounted for through a purchased gas adjustment clause.

1996 Test Year: In a letter order dated September 11, 1995, the PSCW directed WE to implement rate decreases for Wisconsin retail electric, gas and steam customers of $33.383 million or 2.75%, $8.298 million or 2.6% and $0.790 million or 5.1%, respectively, on an annualized basis effective January 1, 1996. The decrease is based on a regulatory return on common equity of 11.3%, down from 12.3% authorized since 1993. Also effective January 1, 1996, the MPSC authorized WE to implement a rate decrease for Michigan non-mine retail electric customers of $1.128 million or 3.3% on an annualized basis.

ITEM 7.  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
         CONDITION AND RESULTS OF OPERATIONS - (cont'd)

Rates and Regulatory Matters - (cont'd)

1997 Test Year: On January 16, 1996, WE filed specific financial data with the PSCW related to the 1997 test year showing an $82.2 million revenue deficiency for its utility operations. The dollar impacts and percentage increases requested for Wisconsin retail electric, gas and steam customers are $77.0 million or 6.2%, $4.3 million or 1.4% and $0.9 million or 6.4%, respectively, on an annualized basis. On March 15, 1996, WE filed testimony and exhibits with the PSCW related to the 1997 test year. The PSCW had determined that it required a special full review of WE's rates for the 1997 test year in connection with consideration of the application for approval of the proposed merger of WEC and NSP.

Neither the 1996 nor 1997 Test Year changes reflect the proposed retail electric and gas rate reductions and freezes nor the wholesale rate reductions and freezes related to the proposed merger with NSP. See "RESULTS OF OPERATIONS - Mergers" above for a separate discussion of rate actions related to the proposed Transaction.

PSCW Electric Utility Industry Investigation: The PSCW has conducted an investigation into the electric utility industry in Wisconsin, particularly its institutional structure and regulatory regime, in order to evaluate what changes would be beneficial for Wisconsin. The PSCW stated that this investigation may result in profound and fundamental changes to the nature and regulation of the electric utility industry in Wisconsin. In January 1995, the PSCW established an advisory committee, including WE, to examine all aspects of the electric utility industry and to suggest which functions should be performed in a competitive market. The PSCW decided on December 12, 1995 the general direction of utility regulation in Wisconsin. This proposed restructuring of the industry would permit all consumers to choose their electricity provider by the year 2001 and it would establish a competitive generation business. The transmission and distribution functions would remain regulated. In a February 22, 1996 Report to the Wisconsin Legislature, the PSCW identified a 32 step workplan that it would follow for Electric Utility Restructuring in Wisconsin. In the plan, the PSCW indicated that during 1996 it will begin activities on 12 of these steps, some of which would seek changes in applicable administrative rules under its jurisdiction, including affiliated interest standards and quality of service standards. The PSCW expects to present an electric utility restructuring proposal to the Wisconsin State Legislature in 1997. In its February 22, 1996 report, the PSCW stated that the implementation timetable for its plan is subject to change depending on the pace of resolution of the specific restructuring steps and on external events.

PSCW Natural Gas Utility Industry Investigation: The PSCW also continued a generic investigation of the natural gas industry in Wisconsin and addressed the extent to which traditional regulation should be replaced with a different approach. In conjunction with this generic investigation, the PSCW staff is reviewing the use of the current purchased gas adjustment ("PGA") mechanism which is designed to pass on to gas customers increases or decreases in the cost of natural gas purchased for resale. A separate docket has been established to review the PGA. WE is participating in these PSCW investigations.

In June 1995, WE filed with the PSCW a proposal to replace the current PGA mechanism with a new market-based pricing mechanism. The proposed gas pricing

ITEM 7.  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
         CONDITION AND RESULTS OF OPERATIONS - (cont'd)

Rates and Regulatory Matters - (cont'd)

mechanism would link gas commodity prices to market indices and incorporate all other gas supply costs such as transportation and storage, under a price cap. The price cap would be designed to provide balanced financial incentives and risks for WE based upon performance standards, while ensuring a reliable gas supply for consumers. In July 1995, the PSCW decided to analyze and review this proposal as part of the generic docket established to review the PGA. The matter is pending.

FERC Open Access Transmission NOPR: In March 1995, the FERC issued a Notice of Proposed Rulemaking ("NOPR") on Open Access Non-Discriminatory Transmission Services by Public Utilities. The NOPR's goal is to create a more competitive wholesale electric power market. In the proposed rulemaking, FERC would require all electric utilities that own or control transmission facilities to file non-discriminatory open access transmission tariffs available to wholesale sellers and buyers of electric energy, to take service under the tariffs for their own wholesale sales and purchases of electric energy and to provide utilities the opportunity to recover legitimate and verifiable stranded costs on the federal and state levels. WE advocates open access to transmission facilities as a necessary step in the competitive restructuring of the electric utility industry and does not believe that the issuance of a final rule by FERC will have a negative material impact on the Company's financial position or results of operations. WE expects FERC to finalize and issue its open access transmission rules in the second quarter of 1996.

Regulatory Accounting: WEC's principal subsidiary, WE, operates under electric utility rates which are subject to the approval of the PSCW, MPSC and FERC, and natural gas and steam utility rates that are subject to the approval of the PSCW (see "Rates and Regulatory Matters" above). Such rates are designed to recover the cost of service and provide a reasonable return to investors. Developing competitive pressures in the utility industry may result in future utility rates which are based upon factors other than the traditional original cost of investment. In such a situation, continued deferral of certain regulatory asset and liability amounts on the utility's books may no longer be appropriate as allowed under Statement of Financial Accounting Standards No. 71, Accounting for the Effects of Certain Types of Regulation. At this time, WEC is unable to predict whether any adjustments to regulatory assets and liabilities will occur in the future. See Note A - "Summary of Significant Accounting Policies" in the NOTES TO FINANCIAL STATEMENTS.


LIQUIDITY AND CAPITAL RESOURCES

Investing Activities

WEC invested $1.111 billion in its businesses during the three years ended December 31, 1995. The investments made during this three-year period include construction expenditures for new or improved facilities totaling $932 million, purchases of nuclear fuel of $70 million, net capitalized conservation expenditures of $54 million and payments to an external trust for the eventual decommissioning of WE's Point Beach Nuclear Plant totaling $32 million.

ITEM 7.  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
         CONDITION AND RESULTS OF OPERATIONS - (cont'd)

Investing Activities - (cont'd)

Paris Generating Station: During 1995, WE placed in service four units, or approximately 300 megawatts of capacity, at its Paris Generating Station.
This natural gas-fired combustion turbine facility, located near Union Grove, Wisconsin, is designed to meet peak demand requirements. Capital expenditures of $10 million, $54 million and $28 million were made during 1995, 1994 and 1993, respectively, for construction of this facility. The capital costs of the Paris facility will total approximately $105 million.

Concord Generating Station: During 1994, WE placed in service the last two units, or approximately 150 megawatts of capacity, at its Concord Generating Station. This four unit 300 megawatt natural gas-fired combustion turbine facility, located near Watertown, Wisconsin, is designed to meet peak demand requirements. The first two units were completed in 1993. Capital expenditures of $3 million, $6 million and $35 million were made during 1995, 1994 and 1993, respectively, for construction of this facility. The capital costs of the Concord facility will total approximately $107 million.

Port Washington Power Plant Renovation: Additionally during 1994, WE completed the $107 million renovation project at its Port Washington Power Plant. The renovation work, which began in September 1991, included the installation of additional emission control equipment. Expenditures totaling $12 million and $36 million were made during 1994 and 1993, respectively.

Cash Provided by Operating and Financing Activities

During the three years ended December 31, 1995, cash provided by operating activities totaled $1.248 billion. During this period, internal sources of funds, after the payment of dividends, provided approximately 72% of the Company's capital requirements.

Financing activities during the three-year period ended December 31, 1995 included the issuance of $646 million of long-term debt, principally to refinance higher coupon debt, the addition of $164 million of common equity from the issuance of new shares through the Company's stock plans and the purchase or redemption of $71 million of preferred stock. No preferred stock was issued during this period. Additionally, during the three-year period ended December 31, 1995, the Company retired a total of $503 million of long-term debt and increased short-term debt by $35 million. Dividends on the Company's common stock were $160 million, $151 million, and $141 million, during 1995, 1994 and 1993, respectively.

In December 1995, WE issued $100 million of unsecured One Hundred Year 6 7/8% Debentures due 2095. Proceeds of the issue were added to WE's general funds and were applied to the repayment of short-term borrowings.

In August 1995, WE called for optional redemption $98.35 million aggregate principal amount of fixed rate tax exempt bonds issued by three political jurisdictions on WE's behalf that were secured by issues of WE's First Mortgage Bonds with terms corresponding to the tax exempt bonds called for redemption. During September and October 1995, the three political jurisdictions issued $98.35 million aggregate principal amount of new tax exempt bonds on behalf of WE, collateralized by unsecured variable rate promissory notes issued by WE, maturing between March 1, 2006 and

ITEM 7.  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
         CONDITION AND RESULTS OF OPERATIONS - (cont'd)

Cash Provided by Operating and Financing Activities - (cont'd)

September 1, 2030, with terms corresponding to the respective issues of the refunding tax exempt bonds. The proceeds were used to finance the optional redemptions. The WE First Mortgage Bonds, which collateralized the redeemed tax exempt bonds, have been canceled.

During 1993, WE issued five new series of First Mortgage Bonds aggregating $350 million in principal amount, the proceeds of which were used to redeem $284.3 million principal amount of four outstanding series of First Mortgage Bonds and 626,500 shares of WE's 6.75% Series Preferred Stock. These refunding transactions are expected to result in significant savings over the lives of the new debt issues. Depending on market conditions and other factors, additional debt refundings may occur.

The Merger Agreement, entered into by WEC and NSP, provides for restrictions on certain transactions by both the Company and NSP, including the issuance of debt and equity securities. While WEC does not currently plan to enter into transactions that would not comply with these restrictions, circumstances may arise to make such transactions necessary. Under such circumstances, NSP would need to agree to consent to any such change in the Merger Agreement.

See Note A - "Summary of Significant Accounting Policies" in the NOTES TO FINANCIAL STATEMENTS for a discussion of various limitations on the ability of the Company's utility subsidiary to transfer funds to WEC.

Capital Structure

The Company's capitalization at December 31 was as follows:

==============================================================================
                                            1995          1994
                                           ------        ------
   Common Equity                            53.8%         52.2%
   Preferred Stock                           0.9           0.9
   Long-Term Debt
    (including current maturities)          40.8          39.4
   Short-Term Debt                           4.5           7.5
                                           ------        ------
                                           100.0%        100.0%
==============================================================================

Compared to the utility industry in general, the Company has maintained a relatively high ratio of common equity to total capitalization and low debt and preferred stock ratios. This conservative capital structure, along with strong bond ratings and internal cash generation has provided, and should continue to provide, the Company with access to the capital markets when necessary to finance the anticipated growth in the Company's utility business. WE currently has senior secured debt ratings of AA+ by Standard & Poor's Corporation ("S&P"), Duff & Phelps Inc. and Fitch Investors Service Inc. ("Fitch") and Aa2 by Moody's Investors Service ("Moody's").

Following announcement of the Transaction, on May 1, 1995 S&P reported that it was placing on CreditWatch with negative implications its AA+ senior secured debt and AA+ preferred stock ratings of WE and its AA senior unsecured debt rating of Wisconsin Michigan Investment Corporation, a non-utility subsidiary

ITEM 7.  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
         CONDITION AND RESULTS OF OPERATIONS - (cont'd)

Capital Structure - (cont'd)

of WEC. S&P stated that if the Transaction is completed, the likely credit rating for the senior secured debt of WE is expected to be AA or AA-. As part of its rating process, S&P intends to review the financial and operating plans of the merged utilities. Also on May 1, 1995, citing WE's continued operation as a separate utility subsidiary after the Transaction, its strength within its rating category and its strong capital structure, Moody's confirmed its Aa2 first mortgage bond rating of WE. On December 5, 1995, Fitch changed WE's credit trend from "stable" to "declining" based upon its analysis of cash flow trends versus its standards for an AA+ rating.

At year-end 1995, WEC had $157 million of unused lines of bank credit and $24 million of cash and cash equivalents.

Capital Requirements 1996-2000

The estimated capital requirements for the Company's utility subsidiary for the years 1996-2000 are outlined in the table below. Compared to the Company's Annual Report on Form 10-K for the year ended December 31, 1994, the table below no longer reflects conservation expenditures. Effective
January 1, 1995, WE began expensing conservation expenditures currently. Through 1995, capitalized conservation investments were amortized to Operating Expense over a ten-year amortization period. Effective
January 1, 1996, WE began amortizing the remaining capitalized conservation investment to operating expense over a five-year amortization period.

The capital requirements table below does not reflect the impact of the proposed Transaction with NSP. See "RESULTS OF OPERATIONS - Mergers" above.

==============================================================================
                             1996       1997       1998       1999       2000
                             ----       ----       ----       ----       ----
                                          (Millions of Dollars)

Construction                 $228       $189       $181       $183       $215
Bond Maturities and
 Refinancings                  30        166         61         93          2
Changes in Fuel
 Inventories                    3         13          4         (5)        11
Decommissioning Trust
 Payments                      31         33         35         38         40
                             ----       ----       ----       ----       ----
Total                        $292       $401       $281       $309       $268
==============================================================================

LS Power Generation Facility: In 1993, a competitive bidding process conducted by the PSCW resulted in the selection of a proposal submitted by an unaffiliated independent power producer, LSP-Whitewater L.P. ("LS Power"), to construct a generation facility to meet a portion of WE's anticipated increase in system supply needs. WE subsequently signed a long-term agreement to purchase electricity from the proposed facility. The agreement is contingent upon the facility being completed and placed into operation, which at this time is planned for mid-1997.

ITEM 7.  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
         CONDITION AND RESULTS OF OPERATIONS - (cont'd)

Capital Requirements 1996-2000 - (cont'd)

PSCW Advance Plan 7: In January 1994, a coordinated state-wide plan for meeting future electricity needs of Wisconsin customers was filed with the PSCW in the Advance Plan 7 Docket. In the Advance Plan process, WE, in conjunction with the other regulated electric utilities located in Wisconsin, files long-term forecasts of resource requirements, such as the need for generation and transmission facilities, along with plans to meet those requirements, including the use of energy management and conservation. The PSCW approved WE's Advance Plan 7 filing in December 1995.

In order to reliably meet its forecasted growth in demand, WE employs a least-cost integrated planning process which includes renovation of existing power plants, promotion of cost-effective conservation and load management options, development of renewable energy sources, purchases of power and construction of new company-owned generation facilities.

Investments in demand-side management programs have reduced and delayed the need to add new generating capacity but have not eliminated the need entirely. Purchases of power from other utilities and transmission system upgrades will also combine to help delay the need to install some new generating capacity in the future.

Finally, WE's Advance Plan 7 filing indicated a need for additional peaking capacity after the turn of the century, along with an anticipated need for additional intermediate-load capacity during the 2000 to 2010 time period. WE does not anticipate needing additional base load generation until after 2010.

The addition of new generating units requires approval of the PSCW following a two-stage bidding process, which could influence whether WE would construct such facilities or purchase the required power. The United States Environmental Protection Agency and the Wisconsin Department of Natural Resources ("DNR") also must approve new generating units. All generating facilities proposed by WE will meet or exceed the applicable federal and state environmental requirements.

Kimberly Cogeneration Facility: Prior to the 1993 selection of the LS Power generation facility by the PSCW, WE had proposed to construct its own 220 megawatt cogeneration facility in Kimberly, Wisconsin, which was intended to provide process steam to Repap Wisconsin, Inc. ("Repap") starting in mid-1994. In the PSCW Order, the WE project was selected as the second place conditional project if the LS Power project did not proceed. WE had made expenditures for the Kimberly facility of approximately $65.8 million associated with the procurement of three combustion turbines, one steam turbine and three heat recovery boilers in order to achieve the in-service dates as agreed to in a steam service contract with Repap.

The Company is currently reviewing its options regarding its Kimberly Cogeneration Facility equipment (the "Equipment"). The Equipment is of a technology of natural gas-fired combined cycle generation equipment that is marketed worldwide. The Company is investigating opportunities to sell the Equipment or to use it in another power project and is currently evaluating potential sales opportunities and/or power projects involving the Equipment. At this time, the Company does not believe that disposition of the Equipment will have a material adverse effect on its financial condition. However, there is a possibility that WE may need to recognize an impairment of the

ITEM 7.  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
         CONDITION AND RESULTS OF OPERATIONS - (cont'd)

Capital Requirements 1996-2000 - (cont'd)

Equipment in the future should the projects noted above not occur and should no other viable sales opportunities and/or power projects involving the Equipment be identified.

Point Beach Unit 2 Steam Generators and Dry Cask Storage Facility: WE operates two 500 megawatt generating units at Point Beach. During 1995, Point Beach accounted for 26.9% of WE's net electric generation. The current operating licenses for the two units at Point Beach expire in 2010 and 2013 for Units 1 and 2, respectively.

In October 1992, WE filed an application with the PSCW for replacement of the Point Beach Unit 2 steam generators. As a result of degradation of some of the tubes within the Unit 2 steam generators, the unit has been operating at approximately 90% of its capacity since its return to service after its annual refueling outage in the fall of 1995. In February 1995, the PSCW deferred a decision on the replacement of the steam generators in part to gather more information during the fall 1995 refueling outage. An evaluation of information gathered during this outage was included in a Supplemental Environmental Impact Statement ("SEIS") prepared by the PSCW that shows the replacement of the Unit 2 steam generators to be the most cost-effective option when compared to all credible alternatives. Considering the rate of tube degradation in the steam generators, there is a likelihood that WE would not be able to restart Unit 2 following the fall 1996 outage without replacement of the steam generators. In its SEIS, the PSCW estimates that failure to replace the Unit 2 steam generators would cost WE customers up to $494 million over the next 25 years to replace lost generation when compared to the current estimated cost of replacement of $96 million.

In a related matter, WE received a Certificate of Authority from the PSCW in February 1995 to construct and operate an Independent Spent Fuel Storage Installation ("ISFSI"). The ISFSI will provide interim dry cask storage of spent fuel from Point Beach using a system that was certified by the NRC after a four-year technical review. Construction was completed in June 1995 with associated capital costs of $8.5 million. WE loaded the first cask with spent fuel in December 1995. On December 22, 1995, the Dane County Circuit Court ("Court") issued a decision vacating and remanding the February 1995 order of the PSCW on procedural grounds, stating that the Environmental Impact Statement prepared by the PSCW for this project was inadequate in two respects. Transfer of additional spent fuel to the ISFSI has been temporarily suspended by WE pending the PSCW's further action.

The PSCW has issued two SEIS's which address steam generator issues and the inadequacies found by the Court with the original Environmental Impact Statement for the ISFSI project. The PSCW held related hearings on these matters in February and March 1996. WE anticipates that the PSCW will issue a combined final order on replacement of the Unit 2 steam generators and the remanded dry cask storage matters in May 1996. Failure by the PSCW to approve the steam generator replacement and resolve the remanded issues could jeopardize the continued operation of Point Beach and materially affect WE's financial position and results of operations. WE would likely seek regulatory relief to minimize the replacement power costs resulting from lost generating capacity.

ITEM 7.  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
         CONDITION AND RESULTS OF OPERATIONS - (cont'd)

Capital Requirements 1996-2000 - (cont'd)

The ISFSI was necessary because the spent fuel pool inside the plant is nearly full. The dry storage facility will be used until the United States Department of Energy ("DOE") takes ownership of and removes the spent fuel. While WE as well as other operators of nuclear power facilities in the United States have a contract mandated by federal law that calls for the DOE to begin accepting fuel in 1998, the DOE is not in a position to meet its commitment. If this commitment is not met, WE will need to construct additional casks and will seek PSCW approval to do so.

Milwaukee County Power Plant: In December 1995, WE signed an agreement with Milwaukee County to purchase the Milwaukee County Power Plant located in Wauwatosa, Wisconsin. The 11 megawatt power plant provides steam, chilled water and electricity for the Milwaukee Regional Medical Center and several other large customers located on the Milwaukee County grounds. WE had previously obtained approval from the PSCW for the purchase of the electric generation and distribution facilities and acquired them in December 1995 with a capital expenditure of $7 million. WE will integrate the electric facilities into its current electric utility operations. In February 1996, WE filed an application with the PSCW for a Certificate of Authority to acquire and place in operation the steam production and distribution facilities. Capital costs for the steam facilities will be $20 million. WE anticipates PSCW approval of the acquisition by mid-1996 and will integrate the steam facilities into its current steam utility operations. WEC will acquire and operate the chilled water facility as a non-regulated business. The chilled water production and distribution facility will be acquired with a capital cost of $18 million in conjunction with the steam facility acquisition anticipated in mid-1996. Purchase of the steam and chilled water portions of the plant is contingent upon PSCW approval to acquire the steam facilities and upon the five major customers signing ten-year steam and chilled water service agreements.

Capital Resources

During the five-year period ending December 31, 2000, WE expects internal sources of funds from operations, after dividends to WEC, to provide about 87% of the utility capital requirements. The remaining utility cash requirements are expected to be met through short-term borrowings and the issuance of intermediate or long-term debt. The specific form, amount and timing of debt securities which may be issued have not yet been determined and will depend, to a large extent, on market conditions and other factors. The anticipated capital resources during this period do not reflect the impact of the proposed merger with NSP. See "RESULTS OF OPERATIONS - Mergers" above.

On June 1, 1992, WEC began issuing new shares of common stock through the Company's stock plans. Previously, WEC had purchased shares required for the plans on the open market. Cash investments and reinvested dividends aggregating $52.4 million were used to purchase 1,879,568 new issue shares during 1995. Effective January 1, 1996, WEC resumed purchasing shares required for the plans on the open market.

Environmental Issues

Clean Air Act: The 1990 Amendments to the Clean Air Act mandate significant nation-wide reductions in SO2 and NOx emissions to address acid rain and ground level ozone control requirements.

ITEM 7.  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
         CONDITION AND RESULTS OF OPERATIONS - (cont'd)

Environmental Issues - (cont'd)

In 1994, WE completed the installation of continuous emission monitors at all of its facilities and installed low NOx burners on one boiler at its Oak Creek Power Plant and two boilers at its Valley Power Plant. These actions, along with the burning of low sulfur coal and the installation of low NOx burners on other boilers at Oak Creek and Valley Power Plants in early 1995, meet the requirements that became effective January 1, 1995. To date, approximately $45.3 million has been spent on compliance with the 1990 amendments to the Clean Air Act.

WE elected to voluntarily bring the Valley and Port Washington Power Plants under jurisdiction of the NOx and SO2 requirements of the Clean Air Act amendments of 1990, five years earlier than mandated. This was possible because these units meet the more stringent phase II emissions standards today.

WE projects a surplus of SO2 emission allowances and is seeking additional allowances available as a result of energy conservation programs. As an integral component of its least-cost plan, WE is active in SO2 allowance trading. Revenue from the sale of allowances is being used to offset future potential rate increases.

Additional fuel switching and the installation of NOx controls at various power plants will be required to meet the second phase of reduction requirements that become effective January 1, 2000. These costs, along with additional operating expenses, are not expected to exceed $40.3 million based on today's costs.

Manufactured Gas Plant Sites: WE's natural gas business unit is investigating the remediation of a number of former manufactured gas plant ("MGP") sites. Operations at these MGP sites ceased over 40 years ago. Limited remediation activities occurred at a number of these sites during the 1980's, with removal of waste materials known to be present at that time. In 1995, WE presented a plan to investigate and further remediate sites to the DNR. During 1995, WE conducted site investigations at four sites and partial remediation activities were conducted at one site. Approximately $1.6 million has been spent through December 31, 1995 for such activities. Remediation costs to be incurred through the year 2000 have been estimated to be $12 million, but the total costs are uncertain pending the results of further site specific investigations and the selection of site specific remedial actions. In its September 11, 1995 letter order, the PSCW allowed WE to defer MGP site remediation costs with final rate treatment of such costs to be determined in future rate cases. As of December 31, 1995, WE has recorded an accrued liability of $1.6 million for MGP site remediation and a related deferred regulatory asset of $3.2 million. WE expects to accrue additional MGP site remediation liabilities during 1996 as site specific investigations are completed and site specific remedial actions are identified. WE will seek rate recovery for these costs and does not anticipate that there will be a material adverse effect on its net income or financial position.
Ash Landfill Sites: WE aggressively seeks environmentally acceptable, beneficial uses of its combustion byproducts. However, ash materials have been, and to some degree, continue to be disposed in company-owned, licensed landfills. Some early designed and constructed landfills may allow the release of low levels of constituents resulting in the need for various levels

ITEM 7.  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
         CONDITION AND RESULTS OF OPERATIONS - (cont'd)

Environmental Issues - (cont'd)

of remediation. Where WE has become aware of these conditions, efforts have been expended to define the nature and extent of any release, and work has been performed to address these conditions. These costs are included in the environmental operating and maintenance costs of WE.

Non-Utility Investments

WEC's non-utility assets amounted to approximately $242 million at December 31, 1995. WEC currently anticipates making additional non-utility investments from time to time. For additional information, see Note L - "Information by Segments of Business" in the NOTES TO FINANCIAL STATEMENTS.

Minergy Glass Aggregate Plant: Minergy Corp. ("Minergy"), a non-regulated WEC subsidiary, plans to place into operation in 1997 a $45 million facility in Neenah, Wisconsin that would recycle paper sludge from area paper mills into two usable products: glass aggregate and steam. The glass aggregate will be sold into existing construction and aggregate markets and the steam will be sold to a local paper mill. The plant will result in substantial environmental and economic benefits to the area by providing an alternative to landfilling paper sludge. Minergy has received the necessary approvals from the City of Neenah for construction of the facility and is awaiting the issuance of necessary permits by the DNR. The project is expected to be financed during construction through short-term borrowings.


ITEM 8.  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

The "Consolidated Quarterly Financial Data" in SELECTED FINANCIAL DATA is incorporated herein by reference.

ITEM 8.  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA - (cont'd)


                                      WISCONSIN ENERGY CORPORATION

                                     CONSOLIDATED INCOME STATEMENT

                                         Year Ended December 31

                                               1995                1994                1993
                                            ----------          ----------          ----------
                                                          (Thousands of Dollars)
Operating Revenues
  Electric                                  $1,437,480          $1,403,562          $1,347,844
  Gas                                          318,262             324,349             331,301
  Steam                                         14,742              14,281              14,090
                                            ----------          ----------          ----------
       Total Operating Revenues              1,770,484           1,742,192           1,693,235

Operating Expenses
  Fuel (Note F)                                303,553             285,862             263,385
  Purchased power                               41,834              42,623              54,880
  Cost of gas sold                             188,764             199,511             214,132
  Other operation expenses                     395,242             399,011             399,135
  Maintenance                                  112,400             124,602             156,085
  Revitalization (Note K)                         -                 73,900                -
  Depreciation (Note C)                        183,876             177,614             167,066
  Taxes other than income taxes                 74,765              76,035              74,653
  Federal income tax (Note D)                  119,939             104,725              74,463
  State income tax (Note D)                     28,405              24,756              15,530
  Deferred income taxes - net (Note D)          (2,833)            (25,095)             13,096
  Investment tax credit - net (Note D)          (4,482)             (4,625)             (4,626)
                                            ----------          ----------          ----------
       Total Operating Expenses              1,441,463           1,478,919           1,427,799

Operating Income                               329,021             263,273             265,436

Other Income and Deductions
  Interest income                               17,143              17,484              18,809
  Allowance for other funds used during
    construction (Note E)                        3,650               4,985               8,457
  Miscellaneous - net                           (6,497)              3,318               4,564
  Federal income tax (Note D)                    2,882               2,118                 994
  State income tax (Note D)                       (357)               (940)               (751)
                                            ----------          ----------          ----------
       Total Other Income and Deductions        16,821              26,965              32,073

Income Before Interest Charges
  and Preferred Dividend                       345,842             290,238             297,509

Interest Charges
  Long-term debt                               101,806             103,897             104,859
  Other interest                                14,002               9,206               4,356
  Allowance for borrowed funds used
    during construction (Note E)                (5,203)             (5,084)             (6,218)
                                            ----------          ----------          ----------
       Total Interest Charges                  110,605             108,019             102,997

Preferred Dividend Requirement
  of Subsidiary                                  1,203               1,351               4,377
                                            ----------          ----------          ----------
Net Income                                  $  234,034          $  180,868          $  190,135
                                            ==========          ==========          ==========

Average Number of Shares of
  Common Stock Outstanding (Thousands)         109,850             108,025             105,878
                                            ==========          ==========          ==========

Earnings Per Share of Common Stock               $2.13               $1.67               $1.80
                                            ==========          ==========          ==========

The notes are an integral part of the financial statements.





                                                                 A-24


                                       WISCONSIN ENERGY CORPORATION

                                   CONSOLIDATED STATEMENT OF CASH FLOWS

                                          Year Ended December 31
                                                       1995             1994             1993
                                                     --------         --------         --------
                                                               (Thousands of Dollars)
Operating Activities
  Net income                                         $234,034         $180,868         $190,135
  Reconciliation to cash
    Depreciation                                      183,876          177,614          167,066
    Nuclear fuel expense - amortization                22,324           21,437           21,366
    Conservation expense - amortization                21,870           20,910           15,254
    Debt premium, discount & expense - amortization    12,690           14,405           13,647
    Revitalization - net                               (5,404)          43,860             -
    Deferred income taxes - net                        (2,833)         (25,095)          13,096
    Investment tax credit - net                        (4,482)          (4,625)          (4,626)
    Allowance for other funds used
      during construction                              (3,650)          (4,985)          (8,457)
    Change in - Accounts receivable                   (35,492)          11,912          (22,691)
                Inventories                             5,233           11,455          (11,186)
                Accounts payable                       16,713          (21,343)           9,543
                Other current assets                   (7,652)          (9,897)             985
                Other current liabilities              20,769            9,509           19,184
    Other                                             (31,104)          (9,715)           1,970
                                                     --------         --------         --------
Cash Provided by Operating Activities                 426,892          416,310          405,286


Investing Activities
  Construction expenditures                          (271,688)        (295,769)        (364,810)
  Allowance for borrowed funds used
    during construction                                (5,203)          (5,084)          (6,218)
  Nuclear fuel                                        (23,454)         (26,351)         (20,016)
  Nuclear decommissioning trust                       (10,861)         (10,138)         (11,371)
  Conservation investments - net                        2,130          (20,823)         (35,252)
  Other                                                  (581)          (6,519)             865
                                                     --------         --------         --------
Cash Used in Investing Activities                    (309,657)        (364,684)        (436,802)

Financing Activities
  Sale of - Common stock                               52,353           50,494           61,460
            Long-term debt                            234,453           32,474          378,649
  Retirement of - Preferred stock                        -              (5,250)         (65,504)
                  Long-term debt                     (134,567)         (35,434)        (333,192)
  Change in short-term debt                           (95,136)          44,769           85,079
  Dividends on stock - common                        (159,688)        (150,708)        (140,876)
                                                     --------         --------         --------
Cash Used in Financing Activities                    (102,585)         (63,655)         (14,384)
                                                     --------         --------         --------

Change in Cash and Cash Equivalents                  $ 14,650         $(12,029)        $(45,900)
                                                     ========         ========         ========


Supplemental Information
 Cash Paid For
    Interest (net of amount capitalized)             $ 99,924         $ 94,324         $ 85,717
    Income taxes                                      146,979          145,883           99,437

The notes are an integral part of the financial statements.












                                                                 A-25


                         WISCONSIN ENERGY CORPORATION

                          CONSOLIDATED BALANCE SHEET
                                  December 31

                                    ASSETS
                                                        1995          1994
                                                     ----------    ----------
                                                      (Thousands of Dollars)
Utility Plant
  Electric                                           $4,531,404    $4,304,925
  Gas                                                   489,739       467,732
  Steam                                                  40,078        40,103
                                                     ----------    ----------
                                                      5,061,221     4,812,760
    Accumulated provision for depreciation           (2,288,080)   (2,134,469)
                                                     ----------    ----------
                                                      2,773,141     2,678,291
  Construction work in progress                          78,153       205,835
  Nuclear fuel - net (Note F)                            59,260        56,606
                                                     ----------    ----------
       Net Utility Plant                              2,910,554     2,940,732

Other Property and Investments
  Nuclear decommissioning trust fund (Note F)           275,125       226,805
  Conservation investments                              115,523       138,489
  Non-utility property - net                            115,392        94,799
  Other                                                 131,918       136,626
                                                     ----------    ----------
       Total Other Property and Investments             637,958       596,719

Current Assets
  Cash and cash equivalents                              23,626         8,976
  Accounts receivable, net of allowance for
    doubtful accounts - $13,400 and $12,078             150,149       114,657
  Accrued utility revenues                              140,201       128,107
  Fossil fuel (at average cost)                          83,366        88,587
  Materials and supplies (at average cost)               70,347        70,359
  Prepayments                                            58,739        61,232
  Other                                                   5,091         7,040
                                                     ----------    ----------
       Total Current Assets                             531,519       478,958

Deferred Charges and Other Assets
  Accumulated deferred income taxes (Note D)            140,844       139,927
  Deferred regulatory assets (Note A)                   193,757       197,103
  Other                                                 146,103        54,820
                                                     ----------    ----------
       Total Deferred Charges and Other Assets          480,704       391,850
                                                     ----------    ----------
       Total Assets                                  $4,560,735    $4,408,259
                                                     ==========    ==========

The notes are an integral part of the financial statements.

                                                          A-26


                         WISCONSIN ENERGY CORPORATION

                          CONSOLIDATED BALANCE SHEET
                                 December 31

                        CAPITALIZATION and LIABILITIES
                                                        1995          1994
                                                     ----------    ----------
                                                      (Thousands of Dollars)
Capitalization (See Capitalization Statement)
  Common stock equity                                $1,871,265    $1,744,566
  Preferred stock                                        30,451        30,451
  Long-term debt (Note H)                             1,367,644     1,283,686
                                                     ----------    ----------
       Total Capitalization                           3,269,360     3,058,703

Current Liabilities
  Long-term debt due currently (Note H)                  51,854        32,531
  Notes payable (Note I)                                156,919       252,055
  Accounts payable                                      108,508        91,795
  Payroll and vacation accrued                           26,699        26,507
  Taxes accrued - income and other                       20,072        18,250
  Interest accrued                                       21,863        23,477
  Other                                                  50,191        29,822
                                                     ----------    ----------
       Total Current Liabilities                        436,106       474,437

Deferred Credits and Other Liabilities
  Accumulated deferred income taxes (Note D)            483,410       475,541
  Accumulated deferred investment tax credits            89,672        94,154
  Deferred regulatory liabilities (Note A)              167,483       171,599
  Other                                                 114,704       133,825
                                                     ----------    ----------
       Total Deferred Credits and Other
         Liabilities                                    855,269       875,119

Commitments and Contingencies (Note M)
                                                     ----------    ----------
Total Capitalization and Liabilities                 $4,560,735    $4,408,259
                                                     ==========    ==========

The notes are an integral part of the financial statements.












                                                          A-27


                                       WISCONSIN ENERGY CORPORATION

                                  CONSOLIDATED CAPITALIZATION STATEMENT

                                                December 31
                                                                                         1995            1994
                                                                                      ----------      ----------
                                                                                        (Thousands of Dollars)
Common Stock Equity (See Common Stock Equity Statement)
  Common stock - $.01 par value; authorized 750,000,000 and 325,000,000 shares;
    outstanding - 110,819,337 and 108,939,769 shares                                  $    1,108      $    1,089
  Other paid in capital                                                                  676,909         624,568
  Retained earnings                                                                    1,193,248       1,118,909
                                                                                      ----------      ----------
       Total Common Stock Equity                                                       1,871,265       1,744,566

Preferred Stock - Wisconsin Electric Power Company, Cumulative
  Six Per Cent. Preferred Stock - $100 par value;
    authorized 45,000 shares; outstanding - 44,508 shares                                  4,451           4,451
  Serial preferred stock - $100 par value; authorized 2,286,500 and 2,360,000 shares;
    outstanding - 3.60% Series - 260,000 shares                                           26,000          26,000
                                                                                      ----------      ----------
       Total Preferred Stock (Note G)                                                     30,451          30,451

Long-Term Debt
  First mortgage bonds

  Series   Due         1995      1994       Series   Due         1995      1994
  ------   ---      --------  -------       ------   ---       -------   -------
  Wisconsin Electric Power Company          7-1/4%   2004      140,000   140,000
  5-5/8%   1995     $   -     $ 10,000      6.45 %   2006         -        4,000
  4-1/2%   1996       30,000    30,000      6.50 %   2007-2009    -       10,000
  5-7/8%   1997      130,000   130,000      9-3/4%   2015         -       46,350
  6-5/8%   1997       10,000    10,000      7-1/8%   2016      100,000   100,000
  5-1/8%   1998       60,000    60,000      6.85 %   2021        9,000     9,000
  6.10 %   1999-2008    -       25,000      7-3/4%   2023      100,000   100,000
  6.25 %   1999-2008    -        1,000      7.05 %   2024       60,000    60,000
  6-1/2%   1999       40,000    40,000      9-1/8%   2024        3,443     3,443
  6-5/8%   1999       51,000    51,000      8-3/8%   2026      100,000   100,000
  6.45 %   2004         -       12,000      7.70 %   2027      200,000   200,000
                                                                                       1,033,443       1,141,793

Debentures (unsecured)
  Wisconsin Electric Power Company - 6-1/8% Series due 1997                               25,000          25,000
                                     10-1/4% Series due 1998                                -              2,290
                                     9.47% Series due 2006                                 7,000           7,000
                                     8-1/4% Series due 2022                               25,000          25,000
                                     6-7/8% Series due 2095                              100,000            -

Notes (unsecured)
  Wisconsin Electric Power Company - Variable rate due 2006                                1,000            -
                                     Variable rate due 2015                               17,350            -
                                     Variable rate due 2016                               67,000          67,000
                                     Variable rate due 2030                               80,000            -
  Wisconsin Michigan Investment Corporation - 6.83% due 1997                               5,000           5,000
                                              5.80% due 1998                               7,000           7,000
                                              6.49% due 2000                               7,000            -
                                              6.66% due 2003                              10,600          10,600
                                              6.85% due 2005                              10,000            -
  WMF Corp. - 9.1% due 2001                                                                3,310           3,705
Obligations under capital lease - Wisconsin Electric Power Company (Note F)               43,924          43,696
Unamortized discount - net                                                               (23,129)        (21,867)
Long-term debt due currently                                                             (51,854)        (32,531)
                                                                                      ----------      ----------
       Total Long-Term Debt (Note H)                                                   1,367,644       1,283,686
                                                                                      ----------      ----------
       Total Capitalization                                                           $3,269,360      $3,058,703
                                                                                      ==========      ==========

The notes are an integral part of the financial statements.





                                                                 A-28


                                       WISCONSIN ENERGY CORPORATION

                                CONSOLIDATED COMMON STOCK EQUITY STATEMENT



- - --------------------------------------------------   ----------------------------------------------------------
                                      Common Stock    Common Stock     Other Paid     Retained
                                         Shares      $.01 Par Value    In Capital     Earnings        Total
- - --------------------------------------------------   ----------------------------------------------------------
                                                                       (Thousands of Dollars)
Balance - December 31, 1992            104,730,525           $1,047      $515,376    $1,039,624      $1,556,047

Net income                                                                              190,135         190,135
Common stock cash dividends
  $1.341 per share                                                                     (140,876)       (140,876)
Sale of common stock                     2,227,642               22        61,555          (117)         61,460
Purchase of preferred stock (Note G)                                       (2,854)                       (2,854)
- - --------------------------------------------------   ----------------------------------------------------------
Balance - December 31, 1993            106,958,167            1,069       574,077     1,088,766       1,663,912

Net income                                                                              180,868         180,868
Common stock cash dividends
  $1.396 per share                                                                     (150,708)       (150,708)
Sale of common stock                     1,981,602               20        50,491           (17)         50,494
- - --------------------------------------------------   ----------------------------------------------------------
Balance - December 31, 1994            108,939,769            1,089       624,568     1,118,909       1,744,566

Net Income                                                                              234,034         234,034
Common stock cash dividends
  $1.455 per share                                                                     (159,688)       (159,688)
Sale of common stock                     1,879,568               19        52,341            (7)         52,353
- - --------------------------------------------------   ----------------------------------------------------------
Balance - December 31, 1995            110,819,337           $1,108      $676,909    $1,193,248      $1,871,265
==================================================   ==========================================================

The notes are an integral part of the financial statements.





































                                                                 A-29

                                              WISCONSIN ENERGY CORPORATION

                                              NOTES TO FINANCIAL STATEMENTS


A - Summary of Significant Accounting Policies

General: The consolidated financial statements include the accounts of Wisconsin Energy Corporation ("WEC" or the "Company"), its utility subsidiary, Wisconsin Electric Power Company ("WE"), and its non-utility subsidiaries, Wisconsin Michigan Investment Corporation, Badger Service Company, Wispark Corporation, Wisvest Corporation, Witech Corporation and other non-utility companies.

The accounting records of the Company's utility subsidiary are kept as prescribed by the Federal Energy Regulatory Commission ("FERC"), modified for requirements of the Public Service Commission of Wisconsin ("PSCW").

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of certain assets and liabilities and disclosure of contingent assets and liabilities at the date of financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenues: Utility revenues are recognized on the accrual basis and include estimated amounts for service rendered but not billed.

Fuel:  The cost of fuel is expensed in the period consumed.

Property: Property is recorded at cost. Additions to and significant replacements of utility property are charged to utility plant at cost; minor items are charged to maintenance expense. Cost includes material, labor and allowance for funds used during construction (see Note E). The cost of depreciable utility property, together with removal cost less salvage, is charged to accumulated provision for depreciation when property is retired.

Deferred Regulatory Assets and Liabilities: Pursuant to Statement of Financial Accounting Standards No. 71, Accounting for the Effects of Certain Types of Regulation, WE capitalizes, as deferred regulatory assets, incurred costs which are expected to be recovered in future utility rates. WE also records, as deferred regulatory liabilities, the current recovery in utility rates of costs which are expected to be paid in the future. A significant portion of WE's deferred regulatory assets and liabilities relate to the amounts recorded due to the adoption of Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes ("FAS 109"). (See Note D.)

Statement of Cash Flows: Cash and cash equivalents include marketable debt securities acquired three months or less from maturity.

Conservation Investments: WE directs a variety of demand-side management programs to help foster energy conservation by its customers. As authorized by the PSCW, WE capitalized certain conservation program costs prior to 1995. Utility rates approved by the PSCW provide for a current return on these conservation investments. Through 1995, conservation investments were charged to operating expense over a ten-year amortization period. Beginning in 1996, the capitalized conservation balance will be charged to operating expense on a straight line basis over a five-year amortization period.

Restrictions: Various financing arrangements and regulatory requirements impose certain restrictions on the ability of WEC's utility subsidiary to transfer funds to WEC in the form of cash dividends, loans or advances. Under Wisconsin law, WE is prohibited from loaning funds, either directly or indirectly, to WEC. The Company does not believe that such restrictions will affect its operations.

New Pronouncements: In 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets ("FAS 121") and Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation ("FAS 123"). FAS 121 requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. FAS 123 established reporting standards and an optional accounting method for stock-based employee compensation plans. The Company will adopt both standards prospectively in 1996. It is anticipated that adoption will not have a material effect on net income or financial position.


B - Mergers

Wisconsin Natural Gas Company: Effective January 1, 1996, the Company merged its natural gas utility subsidiary, Wisconsin Natural Gas Company ("WN") into WE. The accounting treatment for this merger was similar to that which would result from a pooling of interests. Where applicable, references herein to WE include WN prior to their merger.

Wisconsin Southern Gas Company, Inc.: Effective January 1, 1994, WEC acquired all of the outstanding common stock of Wisconsin Southern Gas Company, Inc. ("WSG") through a statutory merger of WSG into WN in which all of WSG's common stock was converted into common stock of WEC. WSG was a gas utility engaged in the purchase, distribution, transportation and sale of natural gas primarily in a section of southeastern Wisconsin which was contiguous to WN's service territory. WSG was merged into WN using the pooling of interests method of accounting. Accordingly, prior years' financial and statistical information was restated to include WSG at historical values.

Northern States Power Company: On April 28, 1995, WEC and Northern States Power Company, a Minnesota corporation ("NSP"), entered into an Agreement and Plan of Merger, which was amended and restated as of July 26, 1995 ("Merger Agreement"). The Merger Agreement provides for a strategic business combination involving WEC and NSP in a "merger-of-equals" transaction ("Transaction"). As a result, WEC will become a registered public utility holding company under the Public Utility Holding Company Act of 1935, as amended, and will change its name to Primergy Corporation ("Primergy"). Primergy will be the parent company of WE (which will be renamed Wisconsin Energy Company), of NSP (which, for regulatory reasons, will reincorporate in Wisconsin ("New NSP")), and of the other subsidiaries of WEC and NSP. The Transaction is intended to be tax-free for income tax purposes and to be accounted for as a pooling of interests. On September 13, 1995, stockholders of WEC and NSP voted to approve the Transaction. The Merger Agreement is subject to various conditions, including the approval of various regulatory agencies. Subject to obtaining all requisite approvals, WEC and NSP anticipate completing the Transaction by January 1, 1997.

In connection with the Transaction, Northern States Power Company, a Wisconsin corporation ("NSP-WI"), currently a subsidiary of NSP, will be merged into Wisconsin Energy Company. Prior to the merger of NSP-WI into Wisconsin Energy Company, New NSP will acquire from NSP-WI certain gas utility assets in LaCrosse and Hudson, Wisconsin.

The following summarized Primergy unaudited pro forma financial information combines historical balance sheet and income statement information of WEC and NSP to give effect to the Transaction and should be read in conjunction with the historical consolidated financial statements and related notes thereto of WEC and NSP. A $141 million pro forma adjustment has been made to conform the presentation of noncurrent deferred income taxes in the summarized unaudited pro forma combined balance sheet information as a net liability. The allocation between WEC and NSP and their customers of the estimated cost savings resulting from the Transaction, net of costs incurred to achieve such savings, will be subject to regulatory review and approval. None of the estimated cost savings, the costs to achieve such savings, nor transaction costs are reflected in the unaudited pro forma financial information. All other financial statement presentation and accounting policy differences are immaterial and have not been adjusted in the unaudited pro forma financial information. The unaudited pro forma combined earnings per common share reflect pro forma adjustments to average NSP common shares outstanding in accordance with the provisions of the Merger Agreement, whereby each outstanding share of NSP common stock will be converted into 1.626 shares of Primergy common stock. In the Transaction, each outstanding share of WEC common stock will remain outstanding as a share of Primergy common stock.

The unaudited pro forma balance sheet information gives effect to the Transaction as if it had occurred at December 31, 1995. The unaudited pro forma income statement information gives effect to the Transaction as if it had occurred at January 1, 1995. The following information is not necessarily indicative of the financial position or operating results that would have occurred had the Transaction been consummated on the date or at the beginning of the period for which the Transaction is being given effect nor is it necessarily indicative of future operating results or financial position.

==============================================================================
 Primergy Corporation:                                           Unaudited
                                    WEC             NSP          Pro Forma
                               (As Reported)   (As Reported)     Combined
                               -------------   -------------   -------------
                                   (Millions, except per share amounts)
 As of December 31, 1995:
   Utility plant-net               $   2,911       $   4,310       $   7,221
   Current assets                        531             705           1,236
   Other assets *                      1,119           1,214           2,192
                                 -----------     -----------     -----------
      Total Assets                 $   4,561       $   6,229       $  10,649
                                 ===========     ===========     ===========

   Common stockholder's equity     $   1,871       $   2,028       $   3,899
   Preferred stock and premium            30             240             270
   Long-term debt                      1,368           1,542           2,910
                                 -----------     -----------     -----------
      Total Capitalization             3,269           3,810           7,079
   Current liabilities                   436             992           1,428
   Other liabilities *                   856           1,427           2,142
                                 -----------     -----------     -----------
      Total Equity & Liabilities   $   4,561       $   6,229       $  10,649
                                 ===========     ===========     ===========

 For the Year Ended
 December 31, 1995:
   Utility Operating Revenues      $   1,770       $   2,569       $   4,339
   Utility Operating Income        $     329       $     346       $     675
   Net Income, after Preferred
     Dividend Requirements         $     234       $     263       $     497
   Earnings per Common Share:
     As Reported                   $    2.13       $    3.91             -
     Primergy Shares                     -               -         $    2.27
==============================================================================
 * Includes a $141 million pro forma adjustment to conform the presentation of noncurrent deferred taxes as a net liability.


C - Depreciation

Depreciation expense is accrued at straight line rates over the estimated useful lives of the assets. These rates are certified by the PSCW and include estimates for salvage and removal costs. Depreciation as a percent of average depreciable utility plant was 3.8% in 1995 and 3.9% in 1994 and 1993. Nuclear plant decommissioning is accrued as depreciation expense (see Note F).


D - Income Taxes

Comprehensive interperiod income tax allocation is used for federal and state temporary differences. The federal investment tax credit is accounted for on the deferred basis and is reflected in income ratably over the life of the related property.

Following is a summary of income tax expense and a reconciliation of total income tax expense with the tax expected at the federal statutory rate:

==============================================================================
                                          1995         1994         1993
                                        --------     --------     --------
                                              (Thousands of Dollars)

  Current tax expense                   $145,819     $128,303     $ 89,750
  Investment tax credit-net               (4,482)      (4,625)      (4,626)
  Deferred tax expense                    (2,833)     (25,095)      13,096
                                        --------     --------     --------
     Total Tax Expense                  $138,504     $ 98,583     $ 98,220
                                        ========     ========     ========
  Income Before Income Taxes
    and Preferred Dividend              $373,741     $280,802     $292,732
                                        ========     ========     ========
  Expected tax at federal
    statutory rate                      $130,809     $ 98,281     $102,456
  State income tax net of
    federal tax reduction                 18,934       14,382       12,024
  Investment tax credit
    restored                              (4,482)      (4,625)      (5,241)
  Other (no item over
    5% of expected tax)                   (6,757)      (9,455)     (11,019)
                                        --------     --------     --------
     Total Tax Expense                  $138,504     $ 98,583     $ 98,220
                                        ========     ========     ========
==============================================================================

FAS 109 requires the recording of deferred assets and liabilities to recognize the expected future tax consequences of events that have been reflected in the Company's financial statements or tax returns and the adjustment of deferred tax balances to reflect tax rate changes. Following is a summary of deferred income taxes under FAS 109:

==============================================================================
                                                      December 31
                                               1995                 1994
                                             --------             --------
                                                 (Thousands of Dollars)
  Deferred Income Tax Assets
    Decommissioning trust                    $ 43,759             $ 42,685
    Construction advances                      43,052               40,839
    Other                                      54,033               56,403
                                             --------             --------
     Total Deferred Income Tax Assets        $140,844             $139,927
                                             ========             ========
  Deferred Income Tax Liabilities
    Property related                         $449,244             $430,740
    Conservation investments                   25,775               27,564
    Other                                       8,391               17,237
                                             --------             --------
     Total Deferred Income Tax Liabilities   $483,410             $475,541
                                             ========             ========
==============================================================================

WE also has recorded the following deferred regulatory assets and liabilities representing the future expected impact of deferred taxes on utility revenues:

==============================================================================
                                                      December 31
                                               1995                 1994
                                             --------             --------
                                                 (Thousands of Dollars)

  Deferred Regulatory Assets                 $155,944             $158,912

  Deferred Regulatory Liabilities             163,676              171,599
==============================================================================


E - Allowance for Funds Used During Construction ("AFUDC")

AFUDC is included in utility plant accounts and represents the cost of borrowed funds used during plant construction and a return on stockholders' capital used for construction purposes. Allowance for borrowed funds also includes interest capitalized on qualifying assets of non-utility subsidiaries. On the income statement, the cost of borrowed funds (before income taxes) is a reduction of interest expense and the return on stockholders' capital is an item of noncash other income.

Utility rates approved by the PSCW provide for a current return on investment for selected long-term projects included in construction work in progress ("CWIP"). AFUDC was capitalized on the remaining CWIP at a rate of 10.83% in 1995, 1994 and 1993, as approved by the PSCW.


F - Nuclear Operations

Point Beach Nuclear Plant: WE operates two 500 megawatt generating units at its Point Beach Nuclear Plant ("Point Beach"). During 1995, Point Beach accounted for 26.9% of WE's net electric generation. The current operating licenses for the two units at Point Beach expire in 2010 and 2013 for Units 1 and 2, respectively.

WE has filed an application with the PSCW for replacement of the Point Beach Unit 2 steam generators. As a result of degradation of some of the tubes within the Unit 2 steam generators, the unit has been operating at approximately 90% of its capacity since its return to service after its annual refueling outage in the fall of 1995. Considering the rate of tube degradation in the steam generators, there is a likelihood that WE would not be able to restart Unit 2 following the fall 1996 outage without replacement of the steam generators.

In a related matter, WE completed construction of an Independent Spent Fuel Storage Installation ("ISFSI") in June 1995. The ISFSI will provide interim dry cask storage of spent fuel from Point Beach, which is necessary because the spent fuel pool inside the plant is nearly full. WE loaded the first cask with spent fuel in December 1995. On December 22, 1995, the Dane County Circuit Court ("Court") issued a decision vacating and remanding the February 1995 PSCW approval of the ISFSI on procedural grounds, stating that the Environmental Impact Statement prepared by the PSCW for this project was inadequate in two respects. Transfer of additional spent fuel to the ISFSI has been temporarily suspended by WE pending the PSCW's further action.

The PSCW has issued two Supplemental Environmental Impact Statements which address steam generator issues and the inadequacies found by the Court with the original Environmental Impact Statement for the ISFSI project. The PSCW held related hearings on these matters in February and March 1996. WE anticipates that the PSCW will issue a combined final order on the replacement of the Unit 2 steam generators and the remanded dry cask storage matters in May 1996. Failure by the PSCW to approve steam generator replacement and resolve the remanded issues could jeopardize the continued operation of Point Beach and materially affect WE's financial position and results of operations. WE would likely seek regulatory relief to minimize the replacement power costs resulting from lost generating capacity.

Nuclear Fuel: WE has a nuclear fuel leasing arrangement with Wisconsin Electric Fuel Trust ("Trust"), which is treated as a capital lease. The nuclear fuel is leased for a period of 60 months or until the removal of the fuel from the reactor, if earlier. Lease payments include charges for the cost of fuel burned, financing costs and a management fee. In the event WE or the Trust terminates the lease, the Trust would recover its unamortized cost of nuclear fuel from WE. Under the lease terms, WE is in effect the ultimate guarantor of the Trust's commercial paper and line of credit borrowings financing the investment in nuclear fuel.

Provided below is a summary of nuclear fuel investment at December 31 and interest expense for the respective years on the nuclear fuel lease:

==============================================================================
                                                1995      1994      1993
                                              --------  --------  --------
                                                 (Thousands of Dollars)
  Nuclear Fuel
    Under capital lease                       $ 89,840  $ 89,705
    Accumulated provision for amortization     (50,532)  (50,983)
    In process/stock                            19,952    17,884
                                              --------  --------
     Total Nuclear Fuel                       $ 59,260  $ 56,606
                                              ========  ========

  Interest Expense on Nuclear Fuel Lease      $  2,401  $  1,896  $  1,697
==============================================================================

The future minimum lease payments under the capital lease and the present value of the net minimum lease payments as of December 31, 1995 are as follows:

============================================================================
                                                 (Thousands of Dollars)

               1996                                     $ 22,446
               1997                                       14,747
               1998                                        6,960
               1999                                        2,443
               2000                                          490
                                                        --------
     Total Minimum Lease Payments                         47,086
     Less: Interest                                       (3,162)
                                                        --------
     Present Value of Net Minimum Lease Payments        $ 43,924
                                                        ========
==============================================================================

The estimated cost of disposal of spent fuel based on a contract with the U.S. Department of Energy ("DOE") is included in nuclear fuel expense. The Energy Policy Act of 1992 establishes a Uranium Enrichment Decontamination and Decommissioning Fund ("D&D Fund") for the DOE's nuclear fuel enrichment facilities. Deposits to the D&D Fund are derived in part from special assessments to utilities. As of December 31, 1995, WE has on its books a remaining estimated liability equal to the projected special assessments of $29.5 million. A corresponding deferred regulatory asset will be amortized to nuclear fuel expense and included in utility rates over the next 12 years.

Nuclear Insurance: The Price-Anderson Act ("Act") provides an aggregate limitation of $8.9 billion on public liability claims arising out of a nuclear incident. WE has $200 million of liability insurance from commercial sources. The Act also establishes an industry-wide retrospective rating plan under which nuclear reactor owners could be assessed up to $79 million per reactor (WE owns two), but not more than $10 million in any one year for each reactor, in the event of a nuclear incident.

An industry-wide insurance program, with an aggregate limit of $200 million, has been established to cover radiation injury claims of nuclear workers first employed after 1987. If claims in excess of the available funds develop, WE could be assessed a maximum of approximately $3.0 million per reactor.

WE has property damage, decontamination and decommissioning insurance totaling $1.5 billion for loss from damage at Point Beach with Nuclear Mutual Limited ("NML") and Nuclear Electric Insurance Limited ("NEIL"). Under the NML and NEIL policies, WE has a potential maximum retrospective premium liability per loss of $5.6 million and $9.8 million, respectively.

WE also maintains additional insurance with NEIL covering extra expenses of obtaining replacement power during a prolonged accidental outage (in excess of 21 weeks) at Point Beach. This insurance coverage provides weekly indemnities of $3.5 million per unit for outages during the first year, declining to 80% of the amounts during the second and third years. Under the policy, WE's maximum retrospective premium liability is approximately $7.7 million.

It should not be assumed that, in the event of a major nuclear incident, any insurance or statutory limitation of liability would protect WE from material adverse impact.

Nuclear Decommissioning: Subject to approval by the PSCW of the Point Beach Unit 2 steam generator replacements and resolution of the remanded ISFSI matters described above, WE expects to operate the two units at Point Beach to the expiration of their current operating licenses. The estimated cost to decommission the plant in 1995 dollars is $356 million based upon a site specific decommissioning cost study completed in 1994. Assuming plant shutdown at the expiration of the current operating licenses, prompt dismantlement and annual escalation of costs at specific inflation factors established by the PSCW, it is projected that approximately $1.6 billion will be spent over a twenty-year period, beginning in 2010, to decommission the plant.

Nuclear decommissioning costs are accrued as depreciation expense over the expected service lives of the two units based upon an external sinking fund method. In 1996, WE has increased its funding levels based on a site specific estimate as required by the PSCW. It is expected that the annual payments to the Nuclear Decommissioning Trust Fund ("Fund") along with the earnings on the Fund will provide sufficient funds at the time of decommissioning. WE believes it is probable that any shortfall in funding would be recoverable in utility rates.

As required by Statement of Financial Accounting Standards No. 115, Accounting for Certain Investments in Debt and Equity Securities ("FAS 115"), WE's debt and equity security investments in the Fund are classified as available for sale. Gains and losses on the Fund were determined on the basis of specific identification; net unrealized holding gains on the Fund were recorded as part of accumulated provision for depreciation.

Following is a summary of decommissioning costs and earnings charged to depreciation expense and the Fund balance included in accumulated provision for depreciation at December 31. The Fund balance is stated at fair value:

==============================================================================
                                                1995      1994      1993
                                              --------  --------  --------
                                                 (Thousands of Dollars)

  Decommissioning costs                       $  3,456  $  3,456  $  3,456
  Earnings                                       7,405     6,682     7,915
                                              --------  --------  --------
     Depreciation Expense                     $ 10,861  $ 10,138  $ 11,371
                                              ========  ========  ========

  Total costs accrued to date                 $235,420  $224,559
  Unrealized gain                               39,705     2,246
                                              --------  --------
     Accumulated Provision for Depreciation   $275,125  $226,805
                                              ========  ========
==============================================================================


G - Preferred Stock

Preferred stock authorized but unissued is: WEC, $.01 par value, 15,000,000 shares and WE, cumulative, $25 par value, 5,000,000 shares.

The 3.60% Series Preferred Stock is redeemable in whole or in part at the option of WE at $101 per share plus any accrued dividends.

In 1994, WE called for redemption all of its 52,500 outstanding shares of 6.75% Series Preferred Stock at a redemption price of par. In 1993, WE called for redemption 626,500 shares at a purchase price of $104.05 per share plus accrued dividends to the redemption date.


H - Long-Term Debt

The maturities and sinking fund requirements through 2000 for the aggregate amount of long-term debt outstanding (excluding obligations under capital lease, see Note F) at December 31, 1995 are shown below:

==============================================================================
                                                 (Thousands of Dollars)

               1996                                     $ 30,435
               1997                                      171,175
               1998                                       68,220
               1999                                       92,270
               2000                                        8,325
==============================================================================

Sinking fund requirements for the years 1996 through 2000, included in the table above, are $5.4 million. Substantially all utility plant is subject to the applicable mortgage.

Long-term debt premium or discount and expense of issuance are amortized by the straight line method over the lives of the debt issues and included as interest expense. Unamortized amounts pertaining to reacquired debt are written off currently, when acquired for sinking fund purposes, or amortized in accordance with PSCW orders, when acquired for early retirement.

The fair value of the Company's long-term debt was $1.5 billion and $1.2 billion at December 31, 1995 and 1994, respectively. The fair value of WE's first mortgage bonds and debentures is estimated based upon the market value of the same or similar issues. Book value approximates fair value for the Company's unsecured notes. The fair value of WE's obligations under capital lease is the market value of the Wisconsin Electric Fuel Trust's commercial paper.

In September and October 1995, WE issued $98.35 million of unsecured variable rate promissory notes maturing between March 1, 2006 and September 1, 2030. These notes were issued as a revenue and collateral source for an equal principal amount of tax exempt Refunding Revenue Bonds issued on WE's behalf to refund $98.35 million of previously issued tax exempt bonds called for optional redemption that were secured by WE's First Mortgage Bonds.

In December 1995, WE issued $100 million of unsecured One Hundred Year 6 7/8% Debentures due 2095. Proceeds of the issue were added to WE's general funds and were applied to the repayment of short-term borrowings.

At December 31, 1995, the interest rate for the $67 million variable rate note due 2016 was 5.00% and the interest rate for the $98.35 million variable rate notes due 2006-2030 was 5.10%.


I - Notes Payable

Short-term notes payable balances and their corresponding weighted average interest rates consist of:

==============================================================================
                                            December 31
                                  1995                        1994
                          --------------------       ----------------------
                                      Interest                     Interest
                          Balance       Rate         Balance         Rate
                          --------    --------       --------      --------
                                       (Thousands of Dollars)

  Banks                   $107,110     5.80%         $ 96,949       6.06%
  Commercial paper          49,809     5.88%          155,106       6.04%
                          --------                   --------
                          $156,919                   $252,055
                          ========                   ========
==============================================================================

Unused lines of credit for short-term borrowing amounted to $157.4 million at December 31, 1995. In support of various informal lines of credit from banks, WEC subsidiaries have agreed to maintain unrestricted compensating balances or to pay commitment fees; neither the compensating balances nor the commitment fees are significant.


J - Pension Plans

Effective in 1993, the PSCW adopted Statement of Financial Accounting Standards No. 87, Employers' Accounting for Pensions ("FAS 87"), for ratemaking.

WE has several defined benefit noncontributory pension plans covering all eligible employees. Pension benefits are based on years of service and the employee's compensation. The majority of the plans' assets are equity securities; other assets include corporate and government bonds and real estate. The plans are funded to meet the requirements of the Employee Retirement Income Security Act of 1974.

In the opinion of the Company, current pension trust assets and amounts which are expected to be paid to the trusts in the future will be adequate to meet future pension payment obligations to current and future retirees.

==============================================================================
Pension Cost calculated per FAS 87              1995       1994       1993
- - ----------------------------------            --------   --------   --------
                                                  (Thousands of Dollars)
Components of Net Periodic Pension Cost,
  Year Ended December 31 -
  Cost of pension benefits earned by
   employees                                  $  8,985   $ 10,933   $ 10,842
  Interest cost on projected benefit
   obligation                                   41,586     38,736     36,335
  Actual (return) loss on plan assets         (136,243)     7,634    (43,226)
  Net amortization and deferral                 88,493    (52,180)     1,067
                                              --------   --------   --------
Total pension cost calculated
under FAS 87                                  $  2,821   $  5,123   $  5,018
                                              ========   ========   ========
Actuarial Present Value of Accumulated
  Benefit Obligation, at December 31 -
  Vested benefits-employees' right to
   receive benefit no longer contingent
   upon continued employment                  $543,371   $427,847
  Nonvested benefits-employees' right to
   receive benefit contingent upon
   continued employment                         12,651      9,963
                                              --------   --------
Total obligation                              $556,022   $437,810
                                              ========   ========
Funded Status of Plans: Pension Assets and
  Obligations at December 31 -
  Pension assets at fair market value         $637,529   $527,182
  Projected benefit obligation
   at present value                           (584,785)  (513,166)
  Unrecognized transition asset                (22,034)   (24,628)
  Unrecognized prior service cost               23,194     19,567
  Unrecognized net gain                        (54,780)   (17,569)
                                              --------   --------
Projected status of plans                     $   (876)  $ (8,614)
                                              ========   ========
Rates used for calculations (%) -
  Discount rate-interest rate used to
   adjust for the time value of money            7.25       8.25       7.5
  Assumed rate of increase in
   compensation levels                           4.75       5.0        5.0
  Expected long-term rate of return
   on pension assets                             9.0        9.0        9.0
==============================================================================

K - Benefits Other Than Pensions

Postretirement Benefits: Effective in 1993, the Company adopted prospectively Statement of Financial Accounting Standards No. 106, Employers' Accounting for Postretirement Benefits Other Than Pensions ("FAS 106") and elected the 20 year option for amortization of the previously unrecognized accumulated postretirement benefit obligation. The PSCW has issued an order recognizing FAS 106 for ratemaking; therefore adoption has no material impact on net income.

WE sponsors defined benefit postretirement plans that cover both salaried and nonsalaried employees who retire at age 55 or older with at least 10 years of credited service. The postretirement medical plan provides coverage to retirees and their dependents. Retirees contribute to the medical plan. The group life insurance benefit is based on employee compensation and is reduced upon retirement.

Employees' Benefit Trusts ("Trusts") are used to fund a major portion of postretirement benefits. The funding policy for the Trusts is to maximize tax deductibility. The majority of the Trusts' assets are mutual funds.

==============================================================================
Postretirement Benefit Cost
 calculated per FAS 106                         1995       1994       1993
- - -------------------------------------------   --------   --------   --------
                                                  (Thousands of Dollars)

Components of Net Periodic Postretirement
Benefit Cost, Year Ended December 31 -
  Cost of postretirement benefits
   earned by employees                        $  2,276   $  2,653   $  3,105
  Interest cost on projected
   benefit obligation                           10,458     10,148     10,395
  Actual return on plan assets                 (12,598)    (3,893)    (2,388)
  Net amortization and deferral                 13,951      5,648      5,082
                                              --------   --------   --------
Total postretirement benefit cost
  calculated under FAS 106                    $ 14,087   $ 14,556   $ 16,194
                                              ========   ========   ========

Funded Status of Plans: Postretirement
Obligations and Assets at December 31 -
  Accumulated Postretirement Benefit
  Obligation at December 31 -
   Retirees                                   $(92,746)  $(83,670)
   Fully eligible active plan participants     (10,304)    (7,223)
   Other active plan participants              (41,732)   (37,255)
                                              --------   --------
  Total obligation                            (144,782)  (128,148)

  Postretirement assets at
   fair market value                            45,086     37,919
                                              --------   --------
  Accumulated postretirement benefit
   obligation in excess of plan assets         (99,696)   (90,229)

  Unrecognized transition obligation            83,268     90,302
  Unrecognized prior service cost               (1,279)    (1,169)
  Unrecognized net gain                         (6,102)   (16,484)
                                              --------   --------
Accrued Postretirement Benefit Obligation     $(23,809)  $(17,580)
                                              ========   ========
==============================================================================

==============================================================================
Postretirement Benefit Cost
 calculated per FAS 106 (cont'd)                1995       1994       1993
- - -------------------------------------------   --------   --------   --------

Rates used for calculations (%) -
  Discount rate-interest rate used to
   adjust for the time value of money             7.25       8.25       7.5
  Assumed rate of increase in
   compensation levels                            4.75       5.0        5.0
  Expected long-term rate of return
   on postretirement assets                       9.0        9.0        9.0
  Health care cost trend rate                    11.0 declining to
                                                  5.0 in year 2002
==============================================================================

Changes in health care cost trend rates will affect the amounts reported. For example, a 1% increase in rates would increase the accumulated postretirement benefit obligation as of December 31, 1995 by $9.5 million and the aggregate of the service and interest cost components of net periodic postretirement benefit cost for the year then ended by $1 million.

Revitalization: In the first quarter of 1994, WE recorded a $73.9 million charge related to its revitalization program. This charge included $37.5 million for Early Retirement Incentive Packages ("ERIP") and $25 million for Severance Packages ("SP"). These plans were used to reduce employee staffing levels. ERIP provided for a monthly income supplement ("ERIP supplement"), medical benefits and waiver of an early retirement pension reduction. The SP included a severance payment, medical/dental insurance, outplacement services, personal financial planning and tuition support. Availability of these plans to various bargaining units was based upon agreements made between WE and the bargaining units. These plans were available to most management employees but not to elected officers.

Under ERIP, 403 employees elected to retire in 1994. Under SP, 651 and 75 employees enrolled in 1994 and 1995, respectively. ERIP supplement costs are paid from pension plan trusts and medical/dental benefits from employee benefit trusts. Remaining ERIP and SP costs are paid from general corporate funds. The ultimate timing of cash flows for ERIP supplement costs depends upon the funding limitations of WE's pension plans. With the exception of ERIP supplement costs, approximately $35.4 million have been paid against the revitalization liability through December 31, 1995, and a liability of $0.9 million remains outstanding at December 31, 1995.

Omnibus Stock Incentive Plan: A stockholder approved Omnibus Stock Incentive Plan ("Plan") enables the Company to provide a long-term incentive, through equity interests in WEC, to selected officers and key employees. The Plan provides for the granting of stock options, stock appreciation rights ("SARS"), stock awards and performance units over a period of no more than ten years. Awards under the Plan may be paid in common stock, cash or a combination thereof. Four million shares of common stock have been reserved under the Plan. The exercise price of a stock option will not be less than 100% of the common stock's fair market value on the grant date and options may not be exercised within six months of the grant date.

As of December 31, 1995, 1994 and 1993, options for 335,500, 145,500 and
64,250 shares, respectively, were outstanding. These options are exercisable four years after the grant date at per share prices of between $26.813 and $30.188. Each stock option includes performance units based on contingent dividends for four years from the date of grant. Payment of these dividends depends on the achievement of certain performance goals. The earliest year in which any of the options can be exercised is 1997. No SARS or stock awards have been granted and no performance units have been earned to date.


L - Information By Segments of Business

WEC is a holding company with subsidiaries in utility and non-utility businesses. The Company's principal business segments include electric, gas and steam utility operations. The electric utility generates, transmits, distributes and sells electric energy in southeastern (including metropolitan Milwaukee), east central and northern Wisconsin and in the Upper Peninsula of Michigan. The gas utility purchases, distributes and sells natural gas to retail customers and transports customer-owned gas in three service areas in southeastern, east central and western Wisconsin that are largely within the electric service area. The steam utility produces, distributes and sells steam to space heating and processing customers in downtown and the near south side of Milwaukee. Principal non-utility lines of business include real estate investment and development in the State of Wisconsin as well as venture capital investments in Wisconsin and the Upper Peninsula of Michigan. The following summarizes the business segments of the Company:

==============================================================================
Year ended December 31                       1995        1994        1993
- - ----------------------                    ----------  ----------  ----------
                                                (Thousands of Dollars)
Electric Operations
  Operating revenues                      $1,437,480  $1,403,562  $1,347,844
  Operating income before income taxes       419,271     329,216     329,727
  Depreciation                               164,789     159,414     149,646
  Construction expenditures                  223,723     244,718     305,467

Gas Operations
  Operating revenues                         318,262     324,349     331,301
  Operating income before income taxes        47,022      30,993      31,025
  Depreciation                                17,722      16,856      16,235
  Construction expenditures                   24,851      25,481      24,419

Steam Operations
  Operating revenues                          14,742      14,281      14,090
  Operating income before income taxes         3,757       2,825       3,147
  Depreciation                                 1,365       1,344       1,185
  Construction expenditures                      206       1,213       4,940

Consolidated
  Operating revenues                       1,770,484   1,742,192   1,693,235
  Operating income before income taxes       470,050     363,034     363,899
  Depreciation                               183,876     177,614     167,066
  Construction expenditures
    (including non-utility)                  271,688     295,769     364,810
==============================================================================

==============================================================================
Year ended December 31                       1995        1994        1993
- - ----------------------                    ----------  ----------  ----------
                                                (Thousands of Dollars)
Other Information
  Non-utility Net Income
    Real estate activities                $    3,583  $    2,768  $    2,211
    Venture capital and other                 (9,013)     (2,303)        220

At December 31
- - --------------
Net Identifiable Assets
  Electric                                $3,906,552  $3,800,377  $3,668,151
  Gas                                        387,016     376,494     385,460
  Steam                                       25,214      25,315      25,119
  Non-utility
   Real estate activities                    175,746     148,401     134,669
   Venture capital and other                  66,207      57,672      57,193
                                          ----------  ----------  ----------
Total Consolidated Assets                 $4,560,735  $4,408,259  $4,270,592
                                          ==========  ==========  ==========
==============================================================================


M - Commitments and Contingencies

Kimberly Cogeneration Facility: In 1993, a competitive bidding process conducted by the PSCW resulted in selection of a proposal submitted by an unaffiliated independent power producer, LSP-Whitewater L.P. ("LS Power"), to construct a generation facility to meet a portion of WE's anticipated increase in system supply needs. WE subsequently signed a long-term agreement to purchase electricity from the proposed facility. The agreement is contingent upon the facility being completed and going into operation, which at this time is planned for mid-1997.

Prior to the 1993 selection of the LS Power generation facility by the PSCW, WE had proposed to construct its own 220 megawatt cogeneration facility in Kimberly, Wisconsin, which was intended to provide process steam to Repap Wisconsin, Inc. ("Repap") starting in mid-1994. In the PSCW Order, the WE project was selected as the second place conditional project if the LS Power project did not proceed. WE had made expenditures for the Kimberly facility of approximately $65.8 million associated with the procurement of three combustion turbines, one steam turbine and three heat recovery boilers in order to achieve the in-service dates as agreed to in a steam service contract with Repap.

The Company is currently reviewing other options for use or sale of its Kimberly Cogeneration Facility equipment (the "Equipment"). The Equipment is of a technology of natural gas-fired combined cycle generation equipment that is marketed worldwide. The Company is investigating opportunities to sell the Equipment or to use it in another power project and is currently evaluating potential sales opportunities and/or power projects involving the Equipment. At this time, the Company does not believe that disposition of the Equipment will have a material adverse effect on its financial condition. However, there is a possibility that WE may need to recognize an impairment of the Equipment in the future should the projects noted above not occur and should no other viable sales opportunities and/or power projects involving the Equipment be identified.

Manufactured Gas Plant Sites: WE's natural gas business unit is investigating the remediation of a number of former manufactured gas plant ("MGP") sites. Operations at these MGP sites ceased over 40 years ago. Limited remediation activities occurred at a number of these sites during the 1980's, with removal of waste materials known to be present at that time. In 1995, WE presented a plan to investigate and remediate sites to the Wisconsin Department of Natural Resources ("DNR"). During 1995, WE conducted site investigations at four sites and partial remediation activities were conducted at one site. Approximately $1.6 million has been spent through December 31, 1995 for such activities. Remediation costs to be incurred through the year 2000 have been estimated to be $12 million, but the total costs are uncertain pending the results of further site specific investigations and the selection of site specific remedial actions. In a September 11, 1995 letter order, the PSCW allowed WE to defer MGP site remediation costs with final rate treatment of such costs to be determined in future rate cases. As of December 31, 1995, WE has recorded an accrued liability of $1.6 million for MGP site remediation and a related deferred regulatory asset of $3.2 million. WE expects to accrue additional MGP site remediation liabilities during 1996 as site specific investigations are completed and site specific remedial actions are identified. WE will seek rate recovery for these costs and does not anticipate that there will be a material adverse effect on its net income or financial position.

Plans for the construction and financing of future additions to utility plant can be found elsewhere in this report in MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS - "LIQUIDITY AND CAPITAL RESOURCES - Capital Requirements 1996-2000."

                        REPORT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors and
  the Stockholders of Wisconsin Energy Corporation

In our opinion, the consolidated financial statements appearing on pages A-24 through A-46 of this report present fairly, in all material respects, the financial position of Wisconsin Energy Corporation and its subsidiaries at December 31, 1995 and 1994, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.






/s/Price Waterhouse LLP
- - -----------------------
PRICE WATERHOUSE LLP


Milwaukee, Wisconsin
January 31, 1996

MARKET FOR COMMON EQUITY AND RELATED
STOCKHOLDER MATTERS


NUMBER OF COMMON STOCKHOLDERS

As of year-end 1995, based on the number of Wisconsin Energy Corporation ("WEC") stockholder accounts, there were 88,481 registered stockholders.

COMMON STOCK LISTING AND TRADING

Wisconsin Energy Corporation common stock is listed on the New York Stock Exchange. The ticker symbol is WEC. Daily trading prices and volume can be found in the "NYSE Composite" section of most major newspapers, usually abbreviated as WiscEn or WiscEngy.

DIVIDENDS

Dividends on WEC common stock, as declared by the Board of Directors, are normally paid on or about the first day of March, June, September and December.

RANGE OF WEC COMMON STOCK PRICES AND DIVIDENDS

 ============================================================================
                         1995              |               1994
 ------------------------------------------|---------------------------------
  Quarter      High      Low     Dividend  |     High      Low     Dividend
 ------------------------------------------|---------------------------------
  First      $28-1/4   $25-1/2    $ .3525  |   $27-1/2   $24        $ .33875
  Second      29        26-3/4      .3675  |    26-3/8    23-1/8      .3525
  Third       28-1/2    26-1/8      .3675  |    26-3/8    23-3/8      .3525
  Fourth      30-7/8    28          .3675  |    27        24-1/2      .3525
 ------------------------------------------|---------------------------------
  Year       $30-7/8   $25-1/2    $1.4550  |   $27-1/2   $23-1/8    $1.39625
 ============================================================================

DIVIDEND POLICY OF PRIMERGY

In accordance with the provisions of the Merger Agreement between WEC and Northern States Power Company ("NSP") to form Primergy Corporation ("Primergy"), each share of WEC common stock will become 1.0 share of Primergy common stock and each share of NSP common stock will be converted into 1.626 shares (the "Ratio) of Primergy common stock upon consummation of the Transaction. It is anticipated that Primergy will adopt NSP's common share dividend payment level adjusted for the Ratio. NSP currently pays $2.70 per share annually while WEC's annual dividend rate is currently $1.47 per share. Based on the Ratio and NSP's current dividend rate, the pro forma dividend rate for Primergy would be $1.66 per share at December 31, 1995. However, no assurance can be given that such dividend rate will be in effect or will remain unchanged, and Primergy reserves the right to increase or decrease its dividend as may be required by law or contract or as may be determined by the Primergy Board of Directors, in its discretion, to be advisable. Declaration and timing of dividends on Primergy common stock will be a business decision to be made by the Primergy Board from time to time based upon the results of operations and financial condition of Primergy and its subsidiaries and such other business considerations as the Primergy Board considers relevant in accordance with applicable laws. Additional information concerning the proposed merger of WEC and NSP may be found in MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION - "RESULTS OF OPERATIONS - Mergers" and in Note B - "Mergers" in the NOTES TO FINANCIAL STATEMENTS.

APPENDIX B

This appendix provides a narrative description of the differences between the electronic format document and the printed copy relating to the substantive graphic or image material contained in the proxy statement.


1. Under the heading "The Board of Directors and Corporate Governance", a black and white artist's sketch of each nominee and director appears immediately to the left of the narrative of each respective nominee and director. The artist's sketches appear on pages 4 and 5 of the printed copy.


2. Under the heading "Performance Graphs", the tables in the electronic format document represent datapoints for the graphs labeled "Five-Year Cumulative Total Return" and "Ten-Year Cumulative Total Return", a paper copy of which is being filed supplementally to the Branch Chief in the Division of Corporation Finance. The performance graphs appear on pages 15 and 16 of the printed copy.









































                                                           B-1